UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

8100 NE Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

April 20, 2026

Dear Stockholder:

Our annual meeting of stockholders will be held at 1:00 p.m., Pacific Time, on Monday, June 1, 2026. Our annual meeting will be held solely via remote communication, as permitted by Maryland law. You will find instructions explaining how to participate in the meeting on the first page of our proxy statement.

Matters to be presented for action at the meeting include the election of directors; a second amendment and restatement of the Company's 2020 Stock Incentive Plan to increase the maximum number of shares of the Company’s common stock for which awards may be granted under the Plan; an advisory vote to approve our executive compensation program; and ratification of the selection of our independent auditors. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

Whether or not you plan to participate in the annual meeting, please promptly vote and submit your proxy by following the applicable instructions for telephone or Internet voting or, if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. Please refer to the information you received by mail or as otherwise forwarded by your broker or other nominee to see which voting methods are available to you.

Sincerely,

Gary E. Kramer
President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 1, 2026

You are invited to attend the virtual annual meeting of stockholders (the "Annual Meeting") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), to be held solely by remote communication via live webcast on Monday, June 1, 2026, at 1:00 p.m., Pacific Time. You may attend the live webcast on the internet by visiting https://www.virtualshareholdermeeting.com/BBSI2026. To access the webcast, go to this website and follow the instructions provided.

The Annual Meeting is being held to consider and vote on the following matters:

1.
Election of nine directors to serve until the 2027 annual meeting of stockholders;
2.
Approval of the Barrett Business Services, Inc. Second Amended and Restated 2020 Stock Incentive Plan to increase the maximum number of shares of the Company’s common stock for which awards may be granted under the Plan;
3.
Advisory vote to approve the compensation of our named executive officers;
4.
Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
5.
The transaction of any other business that may properly come before the Annual Meeting and any postponement or adjournment thereof.

If you were a stockholder of record or beneficial owner at the close of business on April 6, 2026, you may vote on the proposals presented at the Annual Meeting. On or about April 22, 2026, we expect to mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the "Notice"), unless they have elected to receive the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the Proxy Statement and Annual Report to Stockholders. Please follow the instructions in the Notice to vote your proxy. If you receive the Notice and would still like to receive a printed copy of our proxy materials by mail, instructions for requesting these materials are included in the Notice. Additionally, the Proxy Statement and our Annual Report can be accessed directly at the following Internet address: http://www.proxyvote.com.

Whether or not you plan to attend the virtual Annual Meeting, please vote your shares via the Internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form, to avoid the expense of further solicitation. If you attend the Annual Meeting virtually, you may revoke your proxy and vote your shares at that time. Please refer to the Notice, Proxy Statement, or the information forwarded by your broker or other nominee to see which voting methods are available to you.

By Order of the Board of Directors

James R. Potts
Secretary

Vancouver, Washington

April 20, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2026:

Notice of Internet Availability of Proxy Materials

Under the "notice and access" rules of the Securities and Exchange Commission (the "SEC"), we are able to provide access to our proxy materials, including our proxy statement for the 2026 annual meeting of stockholders and 2025 annual report to stockholders, through the Internet by mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders. Our Board of Directors is soliciting your proxy to vote at our Annual Meeting, including at any adjournments or postponements of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet or to request a printed copy.

We expect the Notice will be mailed to our stockholders entitled to vote at our Annual Meeting on or about April 22, 2026.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders in the Company will be householding our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders who hold their shares in "street name" (that is, through a broker or other nominee) and currently receive multiple copies of the Notice at their address and would like to request householding of their communications should contact their broker.

If your shares are registered in your own name and if you no longer wish to participate in householding and would prefer to receive a separate Notice, please direct your written request to Equiniti Trust Company, LLC ("Equiniti"), Attn: Proxy Tabulation Department, 55 Challenger Rd. Suite 200B 2nd floor, Ridgefield Park, NJ 07660, or you may reach Equiniti by telephone at 800-937-5449. If your shares are registered in your own name and you are interested in participating in householding, you may enroll by going directly to the Equiniti website anytime, at https://equiniti.com/us/ast-access and following the instructions.

BARRETT BUSINESS SERVICES, INC.

8100 NE Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Barrett Business Services, Inc., a Maryland corporation (the "Company"), for use in voting at the annual meeting of stockholders to be held on June 1, 2026 (the "Annual Meeting"), and any postponement or adjournment thereof. Notices are expected to be mailed to stockholders beginning on approximately April 22, 2026. Website references throughout this document are provided for convenience only, and the content on the referenced website is not incorporated by reference into this document.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

This year’s Annual Meeting will again be held as a virtual meeting of stockholders conducted online solely by remote communication via live webcast. You will be able to attend and participate in the Annual Meeting online on Monday, June 1, 2026, at 1:00 p.m. Pacific Time, and may also vote your shares electronically (by following the procedures described below) and submit any questions you may have during the meeting, by visiting: www.virtualshareholdermeeting.com/BBSI2026.

When a proxy is properly voted and submitted via the Internet or by telephone, or executed and mailed in the accompanying postage prepaid envelope for those receiving paper copies, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. We encourage you to submit your proxy promptly, by following the instructions on the Notice, or by mail for paper proxy cards, even if you plan to attend the Annual Meeting. If no voting instructions are specified on a properly submitted proxy, the shares will be voted FOR Proposals 1, 2, 3, and 4 in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Voting Your Shares Now or at the Annual Meeting. To vote now, follow the instructions on the Notice or on your proxy card or voting instruction form. If you are a record holder, you may vote your shares at the Annual Meeting if you log in with your unique control number on your Notice or proxy card.

If you are a beneficial owner and do not provide specific voting instructions to your broker, the firm that holds your shares will not be authorized to vote your shares (known as a "broker non-vote") on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers. As of the date of this proxy statement, we believe that Proposals 1, 2, and 3 will be non-routine, but that Proposal 4 will be deemed to be routine, such that brokers will be able to vote on Proposal 4 without customer instructions.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on April 6, 2026, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at https://www.virtualshareholdermeeting.com/BBSI2026, you must enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form, or in the email sending you the Proxy Statement. If you are a beneficial owner, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your Control Number.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending and voting at the Annual Meeting. The mailing address of the Company’s principal executive offices is 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions on how to change or revoke your voting instructions.

The solicitation of proxies will be made by mail and may also be solicited personally or by telephone or email by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 6, 2026, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 24,559,649 shares of Common Stock, $.01 par value ("Common Stock"), outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

PROPOSAL 1: ELECTION OF DIRECTORS

The director nominees will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at nine. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his or her election (that is, the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). All of our director nominees are currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a "holdover director." However, under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his or her resignation to the Board. In that event, our Nominating and Governance Committee (the "Nominating Committee") would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee's recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the resignation was submitted.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote "against" or to "abstain" from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to "abstain," and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his or her successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and age as of April 1, 2026.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Retired Chief Operating Officer of Urth Organic Corporation	67	2000

Joseph S. Clabby	Retired Vice President at Chubb Limited	72	2022

Thomas B. Cusick	Retired Chief Financial Officer of Columbia Sportswear Company	58	2016

Mark S. Finn	Retired Portfolio Manager at T. Rowe Price Group	63	2025

Gary E. Kramer	President and Chief Executive Officer of the Company	46	2020

Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio	87	1993

Carla A. Moradi	Board member of the Company, Patriot Growth Insurance Services, LLC, American Residential Services, and Lightedge Solutions, Inc.	61	2021

Alexandra Morehouse	Board member of the Company and Simulint, Inc.	67	2022

Vincent P. Price	Advisor to the Chief Executive Officer of Cambia Health Solutions, Inc.	62	2017

The Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enable it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes, and skills of each director nominee, including his or her business experience during the past five years, are described below.

Thomas J. Carley served as Chief Operating Officer of Urth Organic Corporation, a distributor of organic agricultural products, from August 2018 to June 2023. From July 2006 to June 2018, Mr. Carley acted as principal of Portal Capital, an investment management company that he co-founded, with responsibility for all of Portal Capital’s financial duties. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in Accounting and Finance, and an A.B. degree in Economics and Classics from Dartmouth College. He is also a director of Urth Organic Corporation and a Trustee and Treasurer of the Tracy Memorial Library in New London, NH.

Mr. Carley brings financial expertise to the Company and the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP, as well as President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years in the 1990s. He is the chair of the Board’s Nominating Committee.

Joseph S. Clabby was appointed Chairman of the Board in June 2025. Before retiring in 2022, Mr. Clabby spent over 20 years with ACE Limited and then Chubb Limited, a global insurance and reinsurance organization, following its merger with ACE in 2016, in a number of senior executive positions, including board roles at several affiliated companies. Prior to ACE and Chubb, Mr. Clabby held underwriting, broker and executive roles with leading insurance and reinsurance organizations, including Alexander & Alexander, Willis Group and Swiss Re. Mr. Clabby earned his MBA in Finance from Pace University and his Master of Arts in Education from Montclair State University. He completed his undergraduate degree at Fordham University, majoring in Psychology.

Mr. Clabby brings extensive insurance industry experience to the Board with specific expertise in underwriting, risk management, and operational and financial leadership through his experience as an executive officer of a multinational public company.

Thomas B. Cusick served as an Executive Advisor of Columbia Sportswear Company ("Columbia"), an outdoor and active lifestyle apparel and footwear company listed on the Nasdaq Global Select Market, from 2021 until August 2023. He previously served as Columbia's Executive Vice President and Chief Operating Officer beginning in July 2017 and as Executive Vice President and Chief Financial Officer from 2015 until 2017. He joined Columbia in 2002 as Corporate Controller and was promoted to Chief Financial Officer in 2009. Prior to joining Columbia, Mr. Cusick spent seven years with Cadence Design Systems, Inc. and certain of its subsidiaries (including OrCAD, a company acquired by Cadence in 1999), a public company that develops system design enablement solutions. Mr. Cusick currently serves as a member of the Board of Directors and Chair of the Audit Committee of Rather Outdoors Corporation, a privately held fishing equipment business. Additionally, Mr. Cusick serves as an advisor to Fossil Group, Inc., a publicly traded global consumer fashion accessories business and Alvarez & Marsal, a privately held global professional services firm. He received a B.S. degree in accounting from the University of Idaho and began his career at KPMG, LLC, a public accounting firm.

Mr. Cusick brings financial and senior leadership expertise to the Board through his experience as an executive officer of a public company and his work with public company audit committees. He is the chair of the Board’s Audit and Compliance Committee.

Mark S. Finn spent over 30 years with T. Rowe Price Group, a global investment management firm listed on the Nasdaq Global Select Market, where he held several roles, including portfolio manager of the firm’s $35 billion US Value Equity Strategy Fund and co-portfolio manager of its $3.5 billion US Large-Cap Value Equity Strategy Fund. Before T. Rowe Price Group, Mr. Finn worked in assurance services at Price Waterhouse & Co., now known as PricewaterhouseCoopers LLP. Mr. Finn earned a Bachelor of Science in Accounting from the University of Delaware and was a certified public accountant and certified financial analyst until his retirement from T. Rowe Price Group in 2023.

Mr. Finn contributes extensive investment management and financial expertise to the Board through his experience in portfolio management with T. Rowe Price Group and his background in accounting and assurance services at Price Waterhouse & Co.

Gary E. Kramer joined the Company as Chief Financial Officer in 2016 and was appointed as Chief Executive Officer of the Company in March 2020. Mr. Kramer has more than 20 years of insurance industry expertise, joining the Company after serving 12 years with Chubb Limited—the world’s largest publicly traded property and casualty insurer. Mr. Kramer holds a Bachelor of Science degree in business administration with a specialization in finance from Rowan University and an MBA with a specialization in accounting from Drexel University.

Mr. Kramer brings to the Board extensive experience in senior leadership positions as well as deep industry and financial acumen.

Anthony Meeker retired in 2003 as Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker was previously a director of First Federal Savings and Loan Association of McMinnville, Oregon and Oregon Mutual Insurance. He also serves on the board of two charitable organizations, MV Advancements, which provides employment, residential, and community services to clients with disabilities, and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight stemming from his public service as state treasurer and service on other corporate boards.

Carla A. Moradi most recently served as Senior Vice President, Global Partner Alliances Organization, for Anaplan Inc., an enterprise SaaS company, from September 2020 until September 2023. Prior to Anaplan, Ms. Moradi was Executive Vice President of Operations and Technology for HUB International Limited, a leading North American insurance brokerage, beginning in 2015, and was Group Vice President and Chief Information Officer for Walgreens Boots Alliance Inc., a healthcare, pharmacy, and retail company listed on the Nasdaq Global Select Market.

Ms. Moradi earned her MBA in Finance from Tulane University and her Master’s in Public Health from Tulane School of Public Health and Tropical Medicine. She completed her undergraduate degree at Knox College, majoring in Biology/Sociology. She has received a CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute through a program developed by the National Association of Corporate Directors ("NACD"). Ms. Moradi currently serves on the Board of Directors of Patriot Growth Insurance Services, LLC, a privately held insurance services firm, American Residential Services, a privately held residential heating, ventilation, air conditioning (HVAC), and plumbing company, and Lightedge Solutions, a privately held provider of hybrid IT infrastructure across colocation and private and public clouds, servicing small and medium-sized businesses. Ms. Moradi also previously served on the Executive Committee of the YMCA of the USA National Board until her term ended in March 2024.

Ms. Moradi brings her extensive knowledge and experience regarding information technology, data security and other risk management issues to the Board. She is the chair of the Board’s Risk Management Committee.

Alexandra Morehouse served as Chief Marketing Officer & Chief Digital Officer of Banner Health, a not-for-profit health system based in Phoenix, Arizona, operating 30 hospitals with 75,000 employees across six states, for more than five years until October 2023. Prior to Banner Health, Ms. Morehouse served in leadership roles with American Express, Charles Schwab, California State Automobile Association, and Kaiser Permanente. Ms. Morehouse currently serves as a member of the Board of Directors of Simulint, Inc., a privately held cybersecurity and technology services company focused on serving small businesses. Additionally, she serves as a board advisor to Solv Health, a privately held digital health company, and to Reputation, a privately held reputation management software company. She received a B.A. from Harvard University and an MBA from Harvard Business School. Ms. Morehouse is an NACD Director 100 honoree, awarded for excellence in board service and governance.

Ms. Morehouse brings to the Board her extensive knowledge and experience regarding marketing, including enterprise-wide digital transformation and branding, along with a strong understanding of corporate governance and diversity and inclusion matters.

Vincent P. Price has served as an advisor to the Chief Executive Officer of Cambia Health Solutions, Inc. ("Cambia"), a nonprofit corporation headquartered in Portland, Oregon, since October 2023, and prior to that served as Executive Vice President and Chief Financial Officer of Cambia. Mr. Price joined Cambia in 2009. Prior to joining Cambia, he spent 15 years as a senior finance executive with Intel Corporation, a leader in the design and manufacturing of advanced integrated digital technology platforms, followed by seven years as a consultant to start-up companies. He served on the board of trustees of BCS Financial’s Plan Investment Fund and the Oregon Health Sciences University Foundation. He was also a founding member and treasurer of the Children’s Heart Foundation, Oregon Chapter. He received his bachelor's degree in business from South Dakota State University. His Master of Business Administration is from Arizona State University.

Mr. Price brings his business, financial, and risk management experience as an executive officer of a large health care organization to the Board. He is the chair of the Board’s Compensation Committee.

The Board recommends that stockholders vote FOR each of the nominees named above.

Director Independence

The Board has determined that Ms. Morehouse, Ms. Moradi, and Messrs. Carley, Clabby, Cusick, Finn, Meeker and Price are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on Nasdaq. In making that determination, the Board took into consideration certain business relationships that the Company has with entities of which BBSI directors are associated as directors or employees, as follows:

•
Ms. Moradi is a member of the board of directors of Patriot Growth Insurance Services, LLC, a privately held insurance services firm. Patriot Growth owns multiple insurance brokerages, some of which are or have been referral partners for the Company.
•
Mr. Price was an executive officer of Cambia until October 2023 and continues to serve as an advisor to Cambia’s Chief Executive Officer. Cambia, which is the ultimate parent company of Healthcare Management Administrators ("HMA," which also does business as "Regence Group Administrators" or "RGA"), provides certain third-party administrator services to self-insured health plans for employers in Washington, Oregon, Utah, and Idaho, including the Company. In addition, in 2022, the Company announced the launch of a fully insured health and welfare benefits offering for its professional employer services clients. Cambia’s affiliated insurance companies offer health plans that compete with the plans the Company is offering its clients in certain markets. With regard to the Company's plan offerings in the state of Idaho, in 2023, the Company entered into an arrangement with Regence BlueShield of Idaho, an Idaho nonprofit mutual insurance company, to provide certain health insurance benefits and other services to the Company's clients in Idaho. Cambia provides administrative services to Regence BlueShield of Idaho.

BOARD GOVERNANCE AND COMMITTEES

Board Leadership Structure

Gary E. Kramer was appointed the Company’s Chief Executive Officer on March 5, 2020, and became a director on May 27, 2020. Joseph S. Clabby serves as Chairman of the Board and is an ex officio member of each Board committee of which he is not a voting member. Mr. Clabby has served as a outside director of the Company since September 16, 2022 and was Vice Chairman of the Board from December 13, 2024 to June 2, 2025. On June 2, 2025, Mr. Clabby was appointed Chairman of the Board. He succeeded Anthony Meeker, who served as Chairman of the Board from January 20, 2011 to June 2, 2025. Mr. Meeker continues to serve as a member of the Board.

Throughout 2025, each of our then directors, other than Mr. Kramer, qualified as an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that its longstanding leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. As part of its role in risk oversight, the Board has determined that this leadership structure continues to be appropriate and effective.

The Board’s Role in Risk Oversight

The Company's management is responsible for identifying, assessing, and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes at the Company. The Board, either as a whole or through the Audit and Compliance Committee (the "Audit Committee"), the Risk Management Committee, and other Board committees, periodically discusses with management the risks associated with the Company and its operations, their potential impact on the Company, and the steps being taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board's committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial risk and, through discussions by the Audit Committee or its Chair with management and the Company’s independent registered public accounting firm (the "independent auditors"), oversees the Company's policies, practices, and internal controls related to the preparation of the Company's financial statements and other public disclosures. The Audit Committee also reviews the Company’s major financial risk exposures and the steps management is taking to monitor and control such risks.

The Nominating Committee oversees the functioning of the Board and its committees, issues and developments relating to the Company's corporate governance practices, succession planning for the Board and the Company's executive positions, and the Company’s ethics and compliance program (other than with regard to issues assigned to the Audit Committee). The Compensation Committee monitors the Company's incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Risk Management Committee provides oversight of the Company's enterprise-wide risk management framework and corporate risk function, including the strategies, policies, procedures, processes, and systems established by management to identify, assess, measure, monitor, and manage the major risks facing the Company, other than risks for which responsibility has been assigned to a different Board committee.

Board Meetings

The Board held seven meetings in 2025. Each director attended 100% of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he or she served during his or her respective periods of service in 2025.

The Company does not have a policy regarding directors' attendance at the Company's annual meeting of stockholders. All directors in office as of last year's annual meeting attended the meeting.

Board Committees

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally permitted non-audit services provided by the independent auditors, makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls and the Company’s internal audit function, and the quality of the Company’s financial reporting. The Audit Committee also oversees implementation of the Company's Code of Business Conduct and Code of Ethics for Senior Financial Officers, including procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or auditing matters. The Audit Committee reviews for potential conflicts of interest, and determines whether to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company's annual proxy statement. The Audit Committee held five meetings in 2025.

The current members of the Audit Committee are Mr. Cusick (chair), Mr. Carley, Mr. Finn, and Mr. Meeker. The Board has determined that Mr. Cusick is qualified to be an "audit committee financial expert" as defined by the SEC's rules under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that each current member of the Audit Committee meets the financial literacy and independence requirements for audit committee membership specified in applicable SEC rules and in listing standards applicable to companies listed on Nasdaq. The Audit Committee's activities are governed by a written charter, a copy of which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

Compensation Committee

The Compensation Committee is responsible for reviewing and approving the compensation of executive officers of the Company, including base salaries, incentive compensation and restricted stock units ("RSUs") and other stock-based awards. The current members of the Compensation Committee are Mr. Price (chair), Mr. Cusick, Ms. Moradi, and Ms. Morehouse, each of whom is "independent" as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on Nasdaq. The Compensation Committee held eight meetings in 2025.

The Compensation Committee's responsibilities are outlined in a written charter, a copy of which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance." The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and non-employee directors. Its specific duties include reviewing the Company's cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company's compensation policies and practices, the Compensation Committee considers whether the Company's compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. Based on its most recent review in April 2026, the Compensation Committee believes that the Company's compensation program is not likely to have that effect.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and may make recommendations to the Compensation Committee regarding salary adjustments, stock-based awards, and the selection, target amounts and satisfaction of corporate and individual performance goals for cash and stock incentive awards. The Compensation Committee is responsible for annually evaluating the CEO's performance and establishing his base salary and incentive compensation. At the invitation of the Committee chair, either or both of the Company's Chief Executive Officer and Chief Financial Officer may attend Compensation Committee meetings to provide information relevant to the Committee's determination of the satisfaction of corporate performance goals tied to cash and stock incentive compensation and the development of appropriate corporate performance targets for future awards of incentive compensation, as well as financial and accounting issues associated with the Company's executive compensation program. The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers. If present at a Compensation Committee meeting, each of the CEO and CFO is excused during discussions of his compensation.

The Compensation Committee also administers the Company's stock incentive plans. The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee under the Company's 2020 Stock Incentive Plan (as it has been or may be further amended, the "2020 Stock Plan"). The Compensation Committee has delegated authority, within specified limits, to the CEO (provided he is also a director) to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. For the past several years, the Compensation Committee has engaged Mercer, a nationally recognized compensation consultant, to assist the Committee in structuring and implementing the Company's executive compensation program. The Compensation Committee received information from Mercer regarding any potential conflicts of interest prior to each engagement and determined that no conflicts existed. The Compensation Committee engages Mercer to assist the committee in refreshing the Company’s compensation peer group every three years; the most recent update occurred in 2024, as discussed in more detail under the heading “Compensation Discussion and Analysis” below. The Compensation Committee also asked Mercer to advise the committee on executive pay trends and the market competitiveness of its executive and director compensation programs in October 2025.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining the composition of the Board and its committees, including evaluating matters related to diversity and the performance of the Board and its members. The Nominating Committee is also responsible for reviewing issues and developments in corporate governance and considering whether to recommend changes in the Company’s corporate governance framework, overseeing succession planning with respect to the Company's executive officers, and overseeing the Company’s ethics and compliance program (other than issues related to accounting and financial reporting or within the responsibilities assigned to the Audit Committee). The current members of the Nominating Committee are Mr. Carley (chair), Mr. Clabby, Mr. Meeker, and Ms. Morehouse. The Nominating Committee held two meetings in 2025.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on Nasdaq. The Nominating Committee is governed by a written charter, which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider, among other factors:

•
The candidate’s ability to commit sufficient time to the position;
•
Professional and educational background that is relevant to the financial, regulatory, industry and business environment in which the Company operates;
•
Demonstration of ethical behavior;
•
Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and
•
The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

While the Board has not adopted a formal policy with respect to the consideration of diversity in identifying director nominees, the Nominating Committee believes it is important that the Board as a whole represent a diversity of backgrounds and experience, including gender and ethnic background. Accordingly, the Nominating Committee has committed to continue its search for diverse candidates to include in the pool from which future Board members will be chosen.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. The Nominating Committee periodically polls current directors for suggested candidates and also may engage an executive search firm when called upon to identify new director candidates.

The Nominating Committee will also consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o Corporate Secretary, Barrett Business Services, Inc., 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

Risk Management Committee

The Risk Management Committee reviews and discusses with management the development and performance of the Company’s enterprise risk management program, investment guidelines for the Company’s investment portfolios, the Company’s insurance and risk management programs, and technology risks facing the Company, including information security and cyber defense mechanisms. The Risk Management Committee held four meetings in 2025. Its current members are Ms. Moradi (chair), Mr. Clabby, Mr. Finn, and Mr. Price. The Risk Management Committee is governed by a written charter, which is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

DIRECTOR COMPENSATION FOR 2025

The following table summarizes compensation received by the Company’s outside directors for services during 2025. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2025.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Thomas J. Carley	$88,951	$99,972	$188,923
Joseph S. Clabby	$127,785	$99,972	$227,756
Thomas B. Cusick	$92,500	$99,972	$192,472
Anthony Meeker	$119,715	$99,972	$219,687
Carla A. Moradi	$88,549	$99,972	$188,520
Alexandra Morehouse	$81,049	$99,972	$181,020
Vincent P. Price	$87,500	$99,972	$187,472
Mark S. Finn	$58,590	$123,241	$181,831

(1) Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. For 2025, the annual retainer was $70,000 for each outside director other than the Chairman of the Board, whose annual retainer was $155,000. Also throughout 2025, committee chairs and committee members received annual retainers as follows: Audit Committee, $17,500 and $7,500; Compensation Committee, $12,500 and $5,000; Risk Management Committee, $12,500 and $5,000; and Nominating Committee, $12,500 and $5,000.

(2) Reflects the grant date fair value of 2,344 RSUs based on the closing share price of the Common Stock as of the grant date, July 1, 2025, of $42.65 per share. Additionally, reflects the grant date fair value of 593 RSUs based on the closing share price of the Common Stock as of the grant date, April 7, 2025, of $39.24 per share granted to Mr. Finn, which were granted at the time of his appointment to the Board to reflect his service as a director from his appointment date through June 2025. Mr. Finn's RSUs granted in April 2025 vested on July 1, 2025 and were settled by delivery of unrestricted shares of Common Stock on the vesting date. All other RSUs will vest on July 1, 2026 (assuming continued service as a director through that date), and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Each RSU represents a contingent right to receive one share of Common Stock.

(3) At December 31, 2025, each of the Company’s outside directors held 2,344 RSUs.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers ("Code of Ethics"), which is applicable to the Company's principal executive officer, principal financial officer, principal accounting officer, and controller. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Company also has adopted a Code of Business Conduct, which is generally applicable to all of the Company's directors, officers, and employees. Both the Code of Ethics and the Code of Business Conduct are available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

Background and Experience of Executive Officers

In addition to Mr. Kramer, whose background information is presented above under "Proposal 1- Election of Directors," Anthony J. Harris, Gerald R. Blotz and James R. Potts currently serve as executive officers of the Company.

Anthony J. Harris, age 42, joined BBSI in September 2016 as Controller. He was promoted to Executive Director of Accounting and Finance in March 2018. Then, in March 2020, he was promoted to Chief Financial Officer and Principal Accounting Officer. He became an Executive Vice President in May 2020. Prior to joining the Company, Mr. Harris served as Controller for Holland Partner Group from 2015 to 2016. Previously, Mr. Harris spent nine years with PricewaterhouseCoopers LLP in various roles in the United States and Australia, where he supported publicly traded and large privately held companies. Mr. Harris is a certified public accountant and received a BBA with a specialization in finance and accounting from Washington State University.

Gerald R. Blotz, age 56, the Company's Chief Operating Officer, joined the Company in May 2002 as Area Manager of the San Jose branch office. Mr. Blotz was promoted to Vice President, Chief Operating Officer-Field Operations in May 2014 and became an Executive Vice President in May 2020. Prior to joining the Company, Mr. Blotz was President and Chief Operating Officer of ProTrades Connection, where he was instrumental in building ProTrades to 44 offices in four states.

James R. Potts, age 58, joined the Company in September 2020, when he was appointed Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Potts was Shareholder and Chair of Insurance, Corporate and Regulatory Practice, at Cozen O’Connor, a full-service international law firm, for 12 years. Mr. Potts has a JD from Georgetown University Law Center and a Bachelor of Science in Business Administration from the University of Florida.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 6, 2026, by each director and director nominee, by each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and by all current directors and executive officers of the Company as a group. In addition, it provides information, including names and addresses, about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

Five Percent Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent
Mawer Investment Management Ltd(2)	2,110,550	8.5%
BlackRock, Inc.(3)	2,094,756	8.4%
Thrivent Financial for Lutherans(4)	1,901,425	7.7%

Directors and Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent
Gerald R. Blotz	365,865	1.5%
Thomas J. Carley (5)	106,700	*
Joseph S. Clabby	15,391	*
Thomas B. Cusick	27,776	*
Mark S. Finn	17,943	*
Anthony J. Harris	97,253	*
Gary E. Kramer	400,431	1.6%
Anthony Meeker	54,601	*
Carla A. Moradi	18,832	*
Alexandra Morehouse	13,084	*
James R. Potts	35,640	*
Vincent P. Price	41,472	*
All current directors and executive officers as a group (12 persons)	1,194,988	4.8%

* Less than 1% of the outstanding shares of Common Stock.

(1) Includes options for Mr. Blotz and Mr. Kramer to purchase 160,000 and 80,000 shares of Common Stock, respectively, exercisable currently or within 60 days following April 6, 2026.

(2) Based on information contained in the Schedule 13G amendment filed on February 12, 2025, by Mawer Investment Management Ltd., 600, 517 10th Avenue SW, Calgary, Alberta, Canada T2R 0A8, reporting sole voting and dispositive power as to 2,110,550 shares.

(3) Based on information contained in the Schedule 13G amendment filed on January 26, 2024, by BlackRock, Inc., 50 Hudson Yards, New York, New York 10001, reporting sole voting power as to 2,057,084 shares and sole dispositive power as to 2,094,756 shares.

(4) Based on information contained in the Schedule 13G amendment filed on October 7, 2025, by Thrivent Financial for Lutherans, 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402, reporting sole voting and dispositive power as to 9,365 shares and shared voting and dispositive power as to 1,892,060 shares.

(5) Includes 12,008 shares owned by Mr. Carley's spouse.

Anti-Hedging Policy and Insider Trading Policy

The Company has adopted an Anti-Hedging Policy, which prohibits the Company’s directors and executive officers from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or stock incentive plans, or termination of employment. The Company’s Anti-Hedging Policy is available on the Company’s website at www.BBSI.com in the "Investors" section under "Governance."

The Company has also adopted an Insider Trading Policy that applies to directors, executive officers, and other employees, as well as family members as defined in the policy. The Insider Trading Policy was filed as Exhibit 19.1 to the Company’s 2024 Annual Report on Form 10-K. The Company believes that the Insider Trading Policy and its procedures for the Company’s repurchases of shares are reasonably designed to promote compliance with insider trading laws, rules, and regulations with respect to purchasing, selling and otherwise trading in Common Stock. The Insider Trading Policy also prohibits directors and executive officers from holding shares of Common Stock in a margin account or otherwise pledging such shares unless advance approval is obtained as provided in the policy. As of the date of this proxy statement, no director or executive officer holds any shares of Common Stock that have been pledged as security.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of Common Stock with a value equal to at least three times the regular annual cash retainer ($70,000 effective January 1, 2025), within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

The Board also adopted a policy on stock ownership for the Company's executive officers. Under the policy, executive officers have until July 1, 2021, or five years after the date the executive officer is notified of his or her appointment, whichever is later, to achieve and maintain ownership of shares of Common Stock and unvested RSUs with a value equal to at least three times the officer's annual base salary. Shares will be valued at the greater of the then current market price and the original purchase price. RSUs will be valued at the greater of the then current market price and the original grant price. Until the minimum ownership level is reached, the officer is expected to retain at least 50% of the shares of Common Stock received upon exercise of an option or vesting of RSUs and performance shares, after payment of the exercise price and withholding and payroll taxes. Participants who are not in compliance will not be permitted to sell or dispose of shares, except as described in the preceding sentence, until they reach the required ownership level. The Nominating Committee may make an exception in its sole discretion in the case of financial hardship.

All non-employee directors and all executive officers have met the guidelines or are on track to meet the guidelines within the required timeframe.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 "reporting persons," including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company's knowledge, based solely on a review of the copies of Forms 3, 4, and 5 (and amendments thereto) filed with the SEC and written representations by the Company's directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2025 on a timely basis.

PROPOSAL 2: APPROVAL OF THE BARRETT BUSINESS SERVICES, INC. SECOND AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

The Barrett Business Services, Inc. 2020 Stock Incentive Plan was initially approved by the stockholders on May 27, 2020, and became effective on that date. The stockholders approved the first amendment and restatement of the 2020 Stock Plan on June 5, 2023, which became effective on that date. The primary purpose of the first amendment to the 2020 Stock Plan was to increase the number of shares of Common Stock available for awards from 1,500,000 to 2,900,000, while the maximum number of shares of Common Stock that may be granted as incentive stock options (“ISOs”) remained at 1,500,000.

We are asking our stockholders to approve the second amendment and restatement of the 2020 Stock Plan (the “Second Amended and Restated 2020 Stock Plan”). Upon the recommendation of the Compensation Committee, the Board approved the Second Amended and Restated 2020 Stock Plan on April 3, 2026, subject to the approval of the stockholders at the 2026 Annual Meeting. The proposed increase will take effect only if the stockholders approve the Second Amended and Restated 2020 Stock Plan by the required vote at the Annual Meeting. By approving the Second Amended and Restated 2020 Stock Plan, the stockholders will also be reapproving the other existing material terms of the 2020 Stock Plan. A copy of the Second Amended and Restated 2020 Stock Plan as proposed to be amended is attached to this proxy statement as Appendix A, and the following description of the Second Amended and Restated 2020 Stock Plan is qualified in its entirety by reference to Appendix A.

Purposes and Effects of the Second Amended and Restated 2020 Stock Plan

The Board has submitted Proposal 2 for approval primarily to increase the number of shares of Common Stock available for awards. If Proposal 2 is approved, the maximum number of shares of Common Stock authorized for issuance pursuant to all types of awards under the 2020 Stock Plan would be increased from 2,900,000 to 4,100,000, while the maximum number of shares of Common Stock that may be granted as incentive stock options (“ISOs”) would remain at 1,500,000. The foregoing share increase is the only substantive change proposed to be made in the Second Amended and Restated 2020 Stock Plan.

We believe that the use of stock-based compensation is essential to attract and retain the services of individuals who are likely to make significant contributions to our success and to promote exceptional service and future contributions to the Company. Stock-based awards also encourage ownership of Common Stock by our directors, executive officers, and other employees. Outstanding stock-based awards have included stock options, restricted stock units (“RSUs”) and performance share awards (“PSUs”). As of April 6, 2026, only 456,443 shares were available for future grants of awards under the 2020 Stock Plan. The proposed increase in shares authorized to be issued by 1,200,000 will give us the flexibility to continue to provide stock-based incentive compensation to our senior management, key employees, and non-employee directors at a competitive level. Additional information regarding the Company’s use of stock-based awards appears below under “Additional Equity Compensation Plan Information".

Important Features of the 2020 Stock Plan

As described in more detail below, the 2020 Stock Plan includes several features intended to enhance long-term stockholder interests, none of which features would be changed in the Second Amended and Restated 2020 Stock Plan:

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No Liberal Share Counting. The 2020 Stock Plan prohibits the Company from re-using shares that were used to pay the exercise price of, or tax withholding obligations relating to, awards. The only shares that may be returned to the pool available for future awards under the 2020 Stock Plan relate to awards that have been canceled, forfeited, expired, or settled in cash.
•
Minimum Vesting Requirements. Stock-based awards generally may not provide for vesting earlier than one year after grant, with a carve-out for five percent of the shares in the pool. As proposed to be amended, the carve-out will cover up to 205,000 shares of Common Stock.
•
Dividends. Cash dividends or dividend equivalents may not be paid or accrued with respect to unvested awards.
•
Maximum ten-year term of stock options and stock appreciation rights. The maximum term of each award of stock options or stock appreciation rights (“SARs”) is ten years.
•
No repricing or grant of discounted stock options or SARs. The 2020 Stock Plan does not permit the repricing of options or SARs. All stock options and SARs must have an exercise or base price equal to or greater than the fair market value of the Common Stock on the date of grant.

•
Nontransferability of Awards. Awards granted under the 2020 Stock Plan are not transferable other than by will or the laws of descent and distribution.
•
Clawback. Awards granted under the 2020 Stock Plan are subject to the Company’s compensation recovery policies.

Vote Required and Board Recommendation

The affirmative vote of a majority of the votes cast on Proposal 2 is required for approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote FOR approval of the Second Amended and Restated 2020 Stock Plan.

SUMMARY OF THE SECOND AMENDED AND RESTATED 2020 STOCK PLAN

Administration. Except to the extent the Board determines otherwise, the Second Amended and Restated 2020 Stock Plan will be administered by the Compensation Committee (referred to in this section as the "Committee"). Under its charter, the Committee must consist of two or more directors of the Company, each of whom satisfies the applicable independence criteria of the stock exchange or quotation system on which the Company's common stock is listed or quoted and qualifies as a "non-employee director" as defined by Rule 16b-3 promulgated under the Exchange Act.

Eligibility. Directors, officers and other key employees, and outside consultants are eligible to receive awards under the 2020 Stock Plan. Individuals who receive awards are referred to as "Participants." As of April 6, 2026, eight non-employee directors, four executive officers, and approximately 90 other employees were considered eligible to be selected by the Committee to receive awards under the 2020 Stock Plan. Compensation paid to the Company's non-employee directors in any calendar year may not exceed a total of $400,000 per director, including all cash compensation and the value of all stock-based awards granted during the year.

Shares Available for Issuance under the Second Amended and Restated 2020 Stock Plan. A maximum of 4,100,000 shares of Common Stock may be made the subject of awards granted under the Second Amended and Restated 2020 Stock Plan, an increase of 1,200,000 shares from the current limit of 2,900,000. The maximum amount will be adjusted in the event of certain changes in the Company's capitalization.

If an award is canceled or expires for any reason before having been fully vested or exercised, or is exchanged for another award, or is otherwise forfeited, all shares covered by such award will be added back to the number of shares available for future awards. The shares subject to awards that are payable or settled solely for cash also will not reduce the number of shares available for future awards. In no event will any of the following shares again become available for other awards: (i) shares tendered or withheld in respect of taxes; (ii) shares tendered or withheld to pay the exercise price of options; (iii) shares repurchased by the Company from a Participant with the proceeds from the exercise of options; and (iv) the total number of shares underlying exercised stock appreciation rights, not just the net number of shares issued.

The 1,200,000 additional shares of Common Stock that will be authorized for issuance under the Second Amended and Restated 2020 Stock Plan represent approximately 4.9 percent of outstanding shares as of April 6, 2026. The closing price of the Common Stock on The Nasdaq Stock Market on April 6, 2026, was $29.82. No awards have been made under the 2020 Stock Plan since its amendment in 2023 that are subject to stockholder approval. If the Second Amended and Restated 2020 Stock Plan is approved, the Committee will determine the number and types of awards that will be granted under the increase in shares authorized for issuance in its sole discretion.

Duration of the 2020 Stock Plan. The 2020 Stock Plan will terminate on May 27, 2030, or, if earlier, when awards have been granted covering all available shares or the plan is otherwise terminated by the Board. Termination of the 2020 Stock Plan will not affect outstanding awards.

Description of Awards under the 2020 Stock Plan. The Committee may make awards to eligible Participants of ISOs, non-qualified stock options ("Nonqualified Options"), stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares"), RSUs, and PSUs. To date, no ISOs, SARs or Restricted Shares have been granted under the 2020 Stock Plan. The general terms of the available types of awards are summarized below. Each award is evidenced by a written agreement between the Company and the Participant with such terms and conditions as are approved by the Committee in its discretion, subject to the provisions of the 2020 Stock Plan.

Stock Options. Options provide Participants with the right to purchase shares at a predetermined exercise price. The Committee may grant ISOs or Nonqualified Options. Each award agreement states the option exercise price per share of Common Stock purchasable under each option, which may not be less than 100 percent of the fair market value of a share on the date of grant. The applicable award agreement specifies when the option becomes exercisable, which may be in full or in installments based on continuation of employment over a specified period, satisfaction of performance goals, or other criteria. No option may be exercised after the expiration of its term, which may be no longer than ten years from the date of grant. The Committee determines the terms of each ISO or Nonqualified Option at the time of grant.

Special rules apply for ISOs. The terms of ISOs and the applicable award agreement must conform to the statutory and regulatory requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code"). ISOs may only be granted to employees of the Company or its subsidiaries. The maximum number of shares as to which ISOs may be granted under the Second Amended and Restated 2020 Stock Plan is 1,500,000.

SARs. A SAR is an award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the fair market value of a share of Common Stock on the date of exercise of the SAR over the base price multiplied by the number of shares as to which the SAR is being exercised. The base price may not be less than 100 percent of the fair market value of a share on the date of grant. Upon the exercise of a SAR, payment may be made in cash, shares of Common Stock, or in any combination of the foregoing as the Committee may determine. No SAR may be exercised after the expiration of its term, which may be no more than ten years from the date of grant.

Restricted Shares. A Restricted Share is an award of shares to a Participant that is subject to such terms and conditions as the Committee deems appropriate, including, for example, completing a specified number of years of service or attaining specified performance goals. No cash or other consideration is required to be paid for shares subject to an award of Restricted Shares. Any portion of an award of Restricted Shares that is not vested because the specified conditions were not met is forfeited.

Restricted Stock Units. RSUs are units (with each unit having a value equivalent to one share of Common Stock) granted to a Participant on such terms as the Committee may determine, including, for example, a requirement that the Participant forfeit such RSUs upon termination of employment or service as a non-employee director. Upon vesting of an award of RSUs, the Participant is entitled to receive a payment in an amount equal to the aggregate fair market value of the shares covered by such RSUs at the end of the applicable restriction period. Payment shall be made in restricted or unrestricted shares of Common Stock equal to the number of RSUs, in installments, in cash, or in any other manner or combination as determined by the Committee.

Performance Share Awards. A PSU represents a right of a Participant to a share unit having a value equal to one share of Common Stock. The Committee determines whether and to whom PSUs are granted, the performance goals applicable to each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the PSUs. Payment of PSUs shall be made in cash or shares of Common Stock, as designated by the Committee. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee. Following the end of the performance period, a participant holding PSUs will be entitled to receive payment of an amount, not exceeding the maximum value of the PSUs, based on the achievement of the performance goals for such performance period, as determined by the Committee.

Provisions Governing All Awards. All awards under the Second Amended and Restated 2020 Stock Plan will be subject to the following provisions:

Minimum Vesting Period. No award may vest in whole or in part before the one-year anniversary of the grant of such award; provided that the Committee may grant awards covering up to five percent of the pool of shares authorized for issuance without regard to the foregoing restriction. Under the Second Amended and Restated 2020 Stock Plan, this carve-out will cover up to 205,000 shares of Common Stock. Awards covering a total of 5,521 shares of Common Stock have been granted with less than a one-year vesting period through April 6, 2026. The awards were made to new Board members who were appointed with less than one year remaining until the applicable vesting date. The provision does not restrict the Committee's authority, in its sole discretion, to accelerate the vesting of, or waive any restrictions applicable to, any outstanding awards.

Performance Goals. If an award is intended to be performance-based, the Committee establishes performance goals for specific performance periods on the basis of such criteria as the Committee may select, such as performance criteria for the Company, an operating group or a branch, a Participant's individual performance, or a combination of both. Performance goals may be objective or subjective.

Rights as Stockholders. Participants have no rights of a stockholder with respect to shares subject to an award until such shares are issued in the name of the Participant, including the right to receive cash dividends or dividend equivalents. No cash dividends or dividend equivalents will be paid or accrued on Restricted Shares before they vest. Stock dividends issued with respect to unvested Restricted Shares will be subject to the same restrictions. Unless the award agreement for Restricted Shares provides otherwise, a Participant will have voting rights with respect to unvested Restricted Shares that have not been forfeited.

Change in Control. If a change in control of the Company occurs, the Committee has broad discretion to, among other things, accelerate the vesting of outstanding awards, convert or replace outstanding awards, or cancel outstanding awards in exchange for specified payments. Replacement and converted awards would continue to vest over the period (and at the same rate) as the awards which the replacement or converted awards replaced, unless otherwise determined by the Committee. The Committee may provide for a 30-day period prior to a change in control during which all outstanding awards will tentatively become fully vested; when the change in control occurs, all outstanding and unexercised awards will then immediately terminate. Unless the Committee specifically provides otherwise in an award agreement, awards will become vested as of a change in control date only if, or to the extent, such acceleration of vesting does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code. The definition of change in control used in the 2020 Stock Plan is summarized below under "Information Regarding Agreements with Executive Officers."

No Repricing. No options or SARs may be repriced, replaced, regranted through cancellation, or modified without stockholder approval (except in connection with a change in the Company's capitalization or similar event), if the effect would be to reduce the exercise or base price for the shares underlying the award.

Nontransferability of Awards. Awards are not transferable other than by will or the laws of descent and distribution and may be exercised during the Participant's lifetime only by the Participant.

Clawback of Compensation. All compensation pursuant to awards are subject to recovery under the Company's compensation recovery policy described under "Compensation Recovery “Clawback” Policy" below, as well as any future policies that may be adopted by the Company.

Termination of Employment. The terms and conditions under which an award may be exercised, if at all, after a Participant's termination of employment or service as a non-employee director is determined by the Committee and specified in the applicable award agreement.

Amendment and Termination. The Board may amend the 2020 Stock Plan at any time, but no such amendment is effective unless approved by the Company's stockholders to the extent that such approval is required to satisfy applicable law or securities exchange listing requirements, as is the case with regard to the amendment to increase the number of shares of Common Stock covered by the plan as reflected in the Second Amended and Restated 2020 Stock Plan. The Board may also terminate the 2020 Stock Plan at any time, but termination will not affect outstanding awards. In addition, an amendment will not materially impair the rights of a Participant with respect to outstanding awards without the Participant's consent, unless the amendment provides for payment of the value of the vested portion of the award to the Participant.

Prior Stock Option Grants Under the 2020 Stock Plan. Anthony Harris, our Chief Financial Officer, was granted Nonqualified Options to purchase 12,500 shares of Common Stock at an exercise price of $42.79 per share on November 12, 2024, and additional Nonqualified Options to purchase 22,000 shares of Common Stock at an exercise price of $44.34 per share on December 4, 2024. The expiration dates, market values as of December 31, 2025, and other material terms of the options held by executive officers are shown in the table under “Outstanding Equity Awards at December 31, 2025” below. Except as shown in that table, no other current executive officer, current non-employee director, associate of any current executive officer or non-employee director, or any non-executive employee has been granted ISOs or Nonqualified Options under the 2020 Stock Plan. See the table under the subheading “Additional Equity Compensation Plan Information” below for additional information regarding equity awards under the 2020 Stock Plan.

EXPECTED FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences relating to awards granted under the 2020 Stock Plan. This discussion is not intended to constitute tax advice, does not address all aspects of U.S. federal income taxation, does not discuss state, local, employment, and foreign tax issues, and does not discuss considerations applicable to a holder who is, with respect to the United States, a non-resident alien. This summary of federal income tax consequences does not purport to be complete and is based upon interpretations of the existing laws, regulations, and rulings, which could be altered materially with enactment of any new tax legislation. Participants should consult their own tax advisors because the summary below may not apply to a Participant's particular situation.

Under the Code, the Company will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that Participants recognize pursuant to awards. For Participants, the expected U.S. federal income tax consequences of awards are as follows:

Nonqualified Options. A Participant will not recognize income at the time a Nonqualified Option is granted. At the time a Nonqualified Option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of (i) the fair market value of the shares issued to the Participant on the exercise date over (ii) the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a Nonqualified Option, the appreciation (or depreciation) in value of the shares after the date of exercise will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

ISOs. A Participant will not recognize income upon the grant of an ISO. There are generally no tax consequences to the Participant upon exercise of an ISO (except that the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price will be included in the Participant's alternative minimum taxable income). If the shares are not disposed of within the later of two years from the date the ISO was granted or one year after the ISO was exercised, any gain realized upon the subsequent disposition of the shares will be characterized as long-term capital gain and any loss will be characterized as long-term capital loss. If either of these holding period requirements are not met, then a "disqualifying disposition" occurs. Upon a disqualifying disposition, (i) the Participant recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disqualifying disposition) exceeded the exercise price for the ISO and (ii) any excess amount realized on the disqualifying disposition over the fair market value of the shares at the time of exercise will be characterized as capital gain. If the amount the Participant realizes from a disqualifying disposition is less than the exercise price paid and the loss sustained upon the disposition would otherwise be recognized, the Participant will not recognize any ordinary income from the disqualifying disposition and instead the Participant will recognize a capital loss.

Stock Appreciation Rights. A Participant will not recognize income at the time of grant of a SAR. Upon exercise of a SAR, the Participant will recognize ordinary income in an amount equal to the value of any cash or shares that the Participant receives. At the time of sale of any shares acquired pursuant to the settlement of a SAR, the appreciation (or depreciation) in value of the shares after the date of settlement will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Restricted Shares. In general, a Participant will not recognize income at the time of grant of Restricted Shares unless the Participant elects with respect to the Restricted Shares to accelerate income taxation to the date of the award, as described further below. In the absence of an election to accelerate income taxation to the date of an award, upon lapse of the forfeiture conditions or transfer restrictions (the "vesting date"), a Participant will recognize ordinary income equal to the fair market value of the Restricted Shares on the vesting date (less any amount the Participant paid for such Restricted Shares). If permitted by the applicable award agreement, a Participant may, within 30 days after the date of the grant, elect to immediately recognize (as ordinary income) the fair market value of the Restricted Shares (less any amount the Participant paid for the Restricted Shares), determined as of the date of grant (without regard to the forfeiture conditions and transfer restrictions). This election is made pursuant to Section 83(b) of the Code. If a Participant making such an election later forfeits the Restricted Shares, no deduction or capital loss will be available to the Participant (even though the Participant previously recognized ordinary income with respect to such Restricted Shares).

Restricted Stock Units and Performance Share Awards. In general, a Participant will not recognize income at the time of grant of RSUs or PSUs. Upon distribution of cash or unrestricted shares that the Participant receives in settlement of RSUs or PSUs after vesting, a Participant will recognize ordinary income equal to the value of any cash or unrestricted shares that the Participant receives. At the time of sale of any shares acquired pursuant to the settlement of RSUs or PSUs, the appreciation (or depreciation) in value of the shares after the date of settlement will be treated either as short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Payment of Exercise Price or Tax Withholding in Shares. The Committee may permit or require Participants to pay all or a portion of the exercise price of stock options or tax withholding obligations upon exercise or vesting of an award by tendering previously acquired shares of common stock or by relinquishing a portion of the shares otherwise issuable upon exercise or vesting. If an option is exercised and payment is made in shares the Participant already owns, there generally is no taxable gain or loss to the Participant other than any gain recognized as a result of exercise of the option, as described above. A number of new shares equal to the number of shares transferred to pay the exercise price will have a basis equal to the basis of the transferred shares and the same holding period as the transferred shares. (If ISO shares are used to exercise a Nonqualified Option, a number of the new shares equal to the number of ISO shares transferred to pay the exercise price of the Nonqualified Option will also be treated as ISO shares subject to the same holding periods as the original ISO shares.) The remainder of the new shares will have a new holding period and a basis equal to (i) for Nonqualified Options, the fair market value of those shares on the exercise date or (ii) for ISOs, zero.

Special Tax Provisions. A Participant will also be subject to a 3.8 percent tax on the lesser of (i) the Participant's "net investment income" for the relevant tax year and (ii) the excess of the Participant's modified adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes net gains from the disposition of shares. Under certain circumstances, the accelerated vesting, cash-out or accelerated lapse of restrictions on awards in connection with a change in control of the Company may be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code, the Participant may be subject to a 20 percent excise tax, and the Company may be denied a tax deduction.

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR EXECUTIVE OFFICERS

Public companies are required to give their stockholders the opportunity, on an advisory basis, to approve or disapprove the compensation of their named executive officers and, at least every six years, to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2023 annual meeting, the Company's stockholders approved the Board's recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company's executive officers again this year. Unless the Board changes its policy, the next "say on pay" advisory vote will be held in 2027.

The Compensation Committee believes that executive compensation should align with the stockholders' interests, without encouraging excessive or unnecessary risk. This compensation philosophy and the program structure approved by the Compensation Committee are central to the Company's ability to attract, retain, and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail below under the subheading "Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives." A detailed description of compensation earned or paid to our named executive officers in 2025 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

"RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved."

The above-referenced disclosures appear below under the heading "Executive Compensation" in this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the "Committee") has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual and long-term strategic goals by the Company. The principles underlying our compensation policies are:

•
To attract, motivate, and retain high-quality executive officers;
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To provide competitive compensation relative to compensation paid to similarly situated executives; and
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To align the interests of executives with our overall risk profile to build long-term stockholder value.

At the 2025 annual meeting of stockholders, more than 96% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company's named executive officers. The Committee took this information into consideration in reviewing the Company's executive compensation program. Our executive compensation program processes are consistent with those established by the Committee and are monitored by the Company’s finance functions.

Peer Group and Survey Data for Comparison Purposes. For several years, the Committee has retained Mercer, a nationally recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company's executive compensation program. The Committee engaged Mercer in mid-2024 to provide its recommendations for an updated peer group for purposes of comparing the Company’s executive compensation with other companies of a similar revenue size in the human resources-related and insurance-based industries. The peer group developed in consultation with Mercer did not take into consideration individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation. Mercer’s analysis of the Company’s compensation peer group resulted in the addition of three companies, CRA International, Inc., Kelly Services, Inc., and ProAssurance Corp., and removal of three other companies due to their larger size or poor financial performance. It was the consensus of the Compensation Committee that the following list of peer companies was appropriate for purposes of asking Mercer to prepare an updated survey of comparative executive compensation data for all executive officer positions. As discussed in more detail below, the resulting analysis was one of the factors considered by the Compensation Committee during its deliberations and decision-making with regard to the Company’s 2025 executive compensation program.

· ASGN Incorporated	· Kelly Services, Inc .
· CBIZ, Inc.	· KForce Inc.
· CRA International, Inc.	· Korn/Ferry International
· Cross Country Healthcare, Inc.	· ProAssurance Corp.
· Heidrick & Struggles International, Inc.	· Resources Connection, Inc.
· Huron Consulting Group Inc.	· TrueBlue, Inc.
· ICF International, Inc.	· United Fire Group, Inc.

2025 Executive Compensation Components. The principal components of compensation for executive officers in 2025, similar to past years, were:

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Base salary;
•
Target annual cash incentive compensation, including both performance-based compensation and discretionary bonuses;
•
Grants of restricted stock units ("RSUs"); and
•
Grants of performance share awards ("PSUs").

After reviewing the comparative peer group analysis provided by Mercer in October 2024, the Compensation Committee concluded that the Company’s executive compensation program had incorporated a balanced approach to setting performance metrics and goals for both short-term and long-term incentive compensation, resulting in the successful creation of shareholder value. Therefore, the Compensation Committee determined that the structure and approach of the Company’s executive compensation program was achieving its intended objectives of motivating superior performance and retention, such that there was no need to modify the structure of the program. In light of the goals of the program, as well as the Company’s positive financial performance under the CEO’s leadership, the Committee established a goal of gradually moving total compensation for the CEO closer to the 75th percentile of the Company’s peer group, with total cash compensation pegged at approximately the 50th percentile compared to the peer group. The Compensation Committee also discussed the CEO’s recommendations for the salary and target amounts of compensation for the Company’s executive officers other than himself and approved his recommendations.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as in connection with a promotion or other change in job responsibility. In determining base salaries for executives in 2025, the Committee primarily considered:

•
Information provided by Mercer regarding merit increases and increases in total salaries by similarly sized companies as described above under the subheading "Peer Group and Survey Data for Comparison Purposes";
•
The scope of responsibilities of the Company’s executive officers, including leadership, experience, skills, expertise, and knowledge; and
•
Individual performance and contributions to the Company’s financial and strategic objectives.

In February 2025, the Committee approved 2025 executive officer base salary levels, effective April 1, 2025, as follows: Mr. Kramer, $899,000, an increase of 5%; Mr. Harris, $510,000, an increase of 5%; Mr. Blotz, $580,000, an increase of 4%; and Mr. Potts, $390,000, an increase of 4%.

Annual Cash Incentive Compensation

The Company has an Annual Cash Incentive Award Plan (the "Annual Incentive Plan") that provides for annual awards of cash compensation to the Company’s executive officers based on the achievement of objective corporate performance goals selected by the Committee. In addition, the Committee typically awards discretionary bonuses based on each officer’s individual performance during the year. The total bonus opportunity for 2025 was divided such that 80% related to achievement of four corporate performance goals and 20% to individual performance. Following year end, the Committee determined the extent to which the corporate and individual performance goals were achieved. An executive must remain employed by the Company through the date of the Committee's determination of performance to be eligible to receive annual cash incentive payouts.

In April 2025, the Committee set the target bonus amounts at 115% of base salary for Mr. Kramer and at 80% of base salary for Messrs. Harris, Blotz and Potts. The target amounts related to achievement of corporate performance goals were as follows: Mr. Kramer, $827,080; Mr. Harris, $326,400; Mr. Blotz, $371,200; and Mr. Potts, $249,600. The target bonus amounts tied to corporate financial metrics preliminarily approved by the Committee related to gross billings growth, net income, gross margin as a percentage of gross billings, and WSE adds from new clients, with each goal weighted equally. The cash payouts were subject to adjustment on a sliding scale based on the actual achievement of a given metric above or below the target level. Payouts for a given performance target would be 25% at the minimum achievement level and capped at 200% at the maximum achievement level. There would be no payout at an achievement level below the established minimum.

The following table shows the Committee's determination of the bonus payout percentages achieved for each respective metric under the Annual Incentive Plan.

Metric	Target	Actual	Minimum Achievement Level	Maximum Achievement Level	Payout Percentages
Gross billings growth	8.50%	8.59%	6.00%	11.90%	103%
Net income	$40,719,610	$54,448,248	$34,611,669	$48,863,532	200%
Gross margin as a percentage of gross billings	2.74%	2.89%	2.67%	3.01%	155%
Worksite employee adds	20,614	25,232	17,522	24,737	200%

The actual payout amounts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

The target bonus amounts for individual performance approved by the Committee in April 2025 were as follows: Mr. Kramer, $206,770; Mr. Harris, $81,600; Mr. Blotz, $92,800; and Mr. Potts, $62,400. The CEO provided the Committee with his recommendations for individual goals for the executive team that were designed to support the Company's strategic objectives and were aligned with goals for other management employees. Each executive was assigned four or five goals focused on incremental margin improvement; implementation of new software programs to enhance the Company's operations and client support functions; market development and expansion, including through expansion of client adoption of newly deployed products and cultivation of referral partners; talent development and succession planning; and ongoing initiatives to protect the Company’s intellectual property and assure compliance with changing legal requirements. In February 2026, consistent with the CEO’s recommendations, the Committee approved payouts at 75% for Messrs. Kramer and Harris, 62.5% for Mr. Blotz, and 100% for Mr. Potts.

Long-Term Equity Incentive Compensation

In 2025, the Committee continued its practice of making annual grants of RSUs to the Company's executive officers under the Company’s 2020 Stock Plan. The Committee believes that RSUs provide a near-term opportunity to receive an ownership stake in the Company, thus serving as a significant incentive aligning the long-term interests of the executive team with the interests of the Company's stockholders. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs granted to executive officers typically vest in four equal annual installments, subject to continued service. The Committee fixed the dollar value of the annual RSU awards to executive officers granted on July 1, 2025, based on the closing sale price of the Common Stock on the date of grant, rounded down to the nearest whole share, as follows: Mr. Kramer, $1,573,000; Mr. Harris, $408,000; Mr. Blotz, $464,000; and Mr. Potts, $312,000. The awards are shown in the "All Other Stock Awards" column of the Grants of Plan-Based Awards table below.

The vesting of PSUs granted in 2025 is conditioned on attaining specified target cumulative amounts of gross billings and net income before taxes for the three-year period ending December 31, 2027. The target dollar values of PSUs granted on March 3, 2025, were: Mr. Kramer, $1,753,050; Mr. Harris, $433,500; Mr. Blotz, $580,000; and Mr. Potts, $234,000, with 50% of the performance shares tied to achievement of each financial metric. Target award amounts are subject to upward or downward adjustment by 2.5% for each one percent by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% of the target level or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric would be paid. At the 80% level, 50% of the target award for the related financial metric would be paid. The maximum payout is 200% of a target award. The awards in terms of numbers of shares are shown in the "Estimated future payouts under equity incentive plan awards" column of the Grants of Plan-Based Awards table below.

In February 2026, the Committee reviewed the achievement of performance goals for PSUs granted to the executive officers in early 2023. The awards had been tied to the achievement of net income before taxes and gross billings targets for the three-year period ended December 31, 2025, with each factor weighted equally. The Committee determined that the net income before taxes goal had been achieved at the 102.9% level; the adjustment multiplier yielded a payout of 107.1% of the target award tied to that goal. The Committee determined that the gross billings goal had been achieved at the 97.3% level, yielding a payout of 93.2% of the target award tied to gross billings. The overall payout totaled approximately 100.2% of the target awards. The PSUs were settled on February 23, 2025, resulting in the issuance of shares of Common Stock as follows: Mr. Kramer, 55,206; Mr. Harris, 12,075; Mr. Blotz, 14,354; and Mr. Potts, 6,350.

Deferred Compensation Plan

Under the Company’s Nonqualified Deferred Compensation Plan adopted in 2017, executive officers and other participants may defer receipt for income tax purposes of up to 90% of salary, as well as up to 100% of bonuses and other compensation. Deferred amounts are credited to each participant's account and adjusted to reflect amounts of income, gain, or loss as if the amounts credited to such accounts had been invested in investment funds designated under the plan and selected by the participant. The Committee also approved the establishment of a Rabbi trust under which compensation deferred at the election of participants is deposited in trust and held separately from the Company's other assets, subject to the claims of the Company's creditors in the event of its bankruptcy or insolvency. Although the Company does not make cash matching contributions to participants’ accounts under the plan, RSUs that cliff vest five years following the grant date, subject to continued service, are awarded each January 1 and July 1, with a matching award of RSUs equal to 35% of the amount deferred into a participant's account during the preceding six months, up to a maximum value of $75,000 per year. The RSU awards during 2025 are shown in the Grants of Plan-Based Awards table below. Additional information about the deferred compensation plan is included under "Nonqualified Deferred Compensation" below.

Retirement Benefits

Employees, including executive officers, may participate in the Company's 401(k) defined contribution plan. The Company matches each employee's contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $14,000. All executive officers participated in the 401(k) plan in 2025.

Agreements with Executive Officers

The Company entered into employment agreements with Messrs. Kramer, Harris, and Blotz in April 2020, and with Mr. Potts in August 2020. The employment agreements provide for the payment of severance benefits upon termination of the executive’s employment for specified reasons. Each agreement includes the executive’s agreement not to compete with the

Company for a specified period following termination. The Committee approved the agreements with the goal of providing the Company's stockholders with greater assurance of stability within senior management.

The Company has also entered into agreements with Messrs. Kramer, Blotz, Harris, and Potts that provide, in the event of the executive's death, for the Company to make a lump sum payment to the executive’s designated beneficiary. The agreements are intended to provide a benefit to each executive’s heirs in the event of his death while employed by the Company.

The Committee approved each of the foregoing agreements, which are described in more detail under "Information Regarding Agreements with Executive Officers" below.

Compensation Recovery ("Clawback") Policy. In accordance with the Nasdaq listing rules, in October 2023, the Board adopted an updated "clawback" policy providing for the recovery of incentive compensation in specified circumstances. Under the policy, if the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company will seek to recover compensation from any current or former executive officer who received incentive compensation that was based wholly or in part upon the attainment of a financial reporting measure during the three-year period preceding the date of the restatement and that exceeds what would have been paid to the executive under the accounting restatement. A copy of the policy is available on the Company's website at www.BBSI.com in the "Investors" section under "Governance."

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code (the "Code") limits the amount that the Company may deduct for income tax purposes for compensation paid to our executive officers to $1,000,000 per person per tax year.

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers. The Compensation Committee has reviewed the section headed "Compensation Discussion and Analysis" and has discussed its contents with members of the Company's management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed "Compensation Discussion and Analysis" be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and the Company's proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors:

Vincent P. Price, Chair Thomas B. Cusick Carla A. Moradi Alexandra Morehouse

Summary Compensation Table

The following table sets forth information regarding compensation received by each individual who served as an executive officer of the Company during 2025.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Stock Options(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total Compensation
Gary E. Kramer	2025	$887,258	$155,078	$2,524,723	$—	$1,359,289	$75,945	$5,002,291
President and Chief	2024	$847,115	$171,200	$2,318,580	$—	$906,288	$74,229	$4,317,412
Executive Officer	2023	$814,115	$205,750	$1,926,165	$—	$735,356	$106,230	$3,787,616

Anthony J. Harris	2025	$503,173	$61,200	$698,506	$—	$536,432	$14,000	$1,813,312
Chief Financial	2024	$475,577	$77,600	$614,590	$419,385	$410,794	$13,800	$2,011,746
Officer	2023	$436,538	$90,000	$569,951	$—	$321,662	$26,149	$1,444,300

Gerald R. Blotz	2025	$574,538	$58,000	$785,557	$—	$609,786	$48,928	$2,076,809
Chief Operating	2024	$553,269	$89,600	$691,872	$—	$474,319	$37,250	$1,846,310
Officer	2023	$530,961	$107,000	$615,231	$—	$382,421	$33,800	$1,669,413

James R. Potts	2025	$385,904	$62,400	$465,387	$—	$410,029	$26,598	$1,350,318
General Counsel	2024	$369,615	$60,000	$407,464	$—	$317,624	$13,800	$1,168,503
and Secretary	2023	$350,962	$71,000	$379,927	$—	$253,756	$13,200	$1,068,845

(1) The amounts shown represent cash bonuses awarded by the Compensation Committee based on each officer’s individual performance. Additional information regarding the Company's annual cash bonus program appears under the subheading "Compensation Discussion and Analysis" above.

(2) The amounts shown include the grant date fair value of RSUs granted to executive officers under the 2020 Stock Plan using the closing price of the Common Stock on the grant date. Both grants of RSUs, and RSUs awarded as a matching contribution under the Company’s nonqualified deferred compensation plan, are included. Assumptions regarding forfeitures are ignored. Each RSU represents a contingent right to receive one share of Common Stock. Details regarding the terms of the RSU awards are described below under "Incentive Compensation." The amounts shown include the grant date fair value of awards of PSUs in 2023, 2024 and 2025 under the 2020 Stock Plan that reflect the probable outcome with respect to target levels of performance conditions as of the date of grant of 50% for the 2023, 2024 and 2025 awards. The value of the 2025 PSUs at the grant date, assuming the highest level of achievement, is as follows: Mr. Kramer, $3,506,100; Mr. Harris, $867,000; Mr. Blotz, $1,160,000; and Mr. Potts, $468,000.

(3) The amount shown represents the grant date fair value of employee stock options under the Company's 2020 Stock Plan. The actual value to be received pursuant to the option awards is dependent on the appreciation in our stock price prior to the exercise or expiration of the options. Additional details regarding the terms of outstanding stock options held by the named executive officers are described below under "Incentive Compensation." The fair value of stock option awards as determined under the Black-Scholes option-pricing model was estimated using the following weighted-average assumptions (assumptions regarding forfeitures are ignored):

2024
Expected volatility	24.4%
Risk free interest rate	4.2%
Expected dividend yield	0.7%
Expected term	5
Weighted average fair value per share	$12.16

(4) Amounts shown represent performance-based cash bonuses earned pursuant to the Company's Annual Incentive Plan during the years shown. Additional information regarding awards under the program appears under the subheadings "Compensation Discussion and Analysis" above and "Incentive Compensation" below.

(5) Amounts shown for 2025 include employer contributions to the 401(k) plan of $14,000 for each executive officer. Amounts also include the incremental cost to the Company of personal use of the corporate aircraft as well as club membership dues for Messrs. Kramer, Blotz and Potts. The incremental cost to the Company for personal use of the corporate aircraft was calculated using the variable costs of operating the aircraft, including fuel, trip-related maintenance, crew travel expenses, landing fees, and other miscellaneous variable costs. In 2025, the incremental cost to the Company for personal use of the corporate aircraft by Mr. Kramer was $50,566. Mr. Harris did not receive perquisites or other personal benefits with a total value exceeding $10,000 during 2025.

Incentive Compensation

The following table sets forth information regarding awards under the Cash Incentive Plan and the 2020 Stock Plan to the named executive officers during the year ended December 31, 2025.

Grants of Plan-Based Awards for the Year Ended December 31, 2025

	Grant	Approval	Estimated potential payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option
Name	Date	Date	Threshold (1)	Target (1)	Maximum (1)	Threshold (2)	Target (2)	Maximum (2)	(#)		Awards
Gary E. Kramer	—	—	$310,155	$827,080	$1,654,160	—	—	—	—		—
	3/3/2025	—	—	—	—	21,815	43,630	87,260	—		$876,527	(5)
	1/1/2025	—	—	—	—	—	—	—	91	(3)	$3,953	(6)
	7/1/2025	—	—	—	—	—	—	—	36,887	(4)	$1,573,231	(6)
	7/1/2025	—	—	—	—	—	—	—	1,665	(3)	$71,012	(6)

Anthony J. Harris	—	—	$139,200	$371,200	$742,400	—	—	—	—		—
	3/3/2025	—	—	—	—	5,395	10,789	21,578	—		$216,751	(5)
	1/1/2025	—	—	—	—	—	—	—	138	(3)	$5,995	(6)
	7/1/2025	—	—	—	—	—	—	—	9,566	(4)	$407,990	(6)
	7/1/2025	—	—	—	—	—	—	—	1,589	(3)	$67,771	(6)

Gerald R. Blotz	—	—	$122,400	$326,400	$652,800	—	—	—	—		—
	3/3/2025	—	—	—	—	7,218	14,435	28,870	—		$289,999	(5)
	1/1/2025	—	—	—	—	—	—	—	225	(3)	$9,774	(6)
	7/1/2025	—	—	—	—	—	—	—	10,879	(4)	$463,989	(6)
	7/1/2025	—	—	—	—	—	—	—	511	(3)	$21,794	(6)

James R. Potts	—	—	$93,600	$249,600	$499,200	—	—	—	—		—
	3/3/2025	—	—	—	—	2,912	5,824	11,648	—		$117,004	(5)
	1/1/2025	—	—	—	—	—	—	—	76	(3)	$3,301	(6)
	7/1/2025	—	—	—	—	—	—	—	7,315	(4)	$311,985	(6)
	7/1/2025	—	—	—	—	—	—	—	776	(3)	$33,096	(6)

(1) Represents the potential annual cash incentive payouts under the Cash Incentive Plan based on the level of achievement of corporate performance goals approved in March 2025. The target amounts were payable if the overall achievement level was 100%, and actual payouts were subject to adjustment on a sliding scale based on the achievement of a given metric above or below the target level. Actual cash incentive payments are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2) Represents the number of shares subject to PSUs under the 2020 Stock Plan, all or a portion of which will vest on the date that the Compensation Committee determines the level of attainment of specified performance goals for the three years ending December 31, 2027, as described under "Compensation Discussion and Analysis" above. Upon vesting, the awards will be settled in shares of Common Stock. The PSUs are tied to target levels of gross billings and net income before taxes, weighted equally. Target award amounts are subject to upward or downward adjustment by 2.5% for each 1% by which the actual achievement of a given financial metric is above or below the target level, but not less than 80% or more than 140% of the target level. If achievement is below the 80% level, no part of the target award tied to that financial metric is paid. The maximum payout for a given metric is 200% of the target award for that metric.

(3) Reflects the grant of RSUs as a matching contribution in connection with the Company’s nonqualified deferred compensation plan. The RSUs will vest on the five-year anniversary of the grant date, subject to continued service, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability.

(4) Reflects the grant of RSUs under the 2020 Stock Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs typically vest in four equal annual installments beginning on the one-year anniversary of the grant date, subject to continued service, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control of the Company or a participant's death or termination of employment due to disability.

(5) Represents the grant date fair value of PSUs based on the assessment of the probable outcome of the specified performance conditions (50%) and the closing sale price of the Common Stock on the grant date multiplied by the target number of shares underlying the awards.

(6) The amounts shown represent the grant date fair value of RSUs based on the closing sale price of the Common Stock on the grant date multiplied by the number of shares underlying the awards.

Option Exercises and Stock Vested During 2025

The following table provides information regarding exercises of stock options and vesting of RSUs and PSUs during 2025 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary E. Kramer	80,000	$2,223,888	133,440	$5,479,392
Anthony J. Harris	—	$-	28,930	$1,199,555
Gerald R. Blotz	22,500	$761,850	35,917	$1,495,615
James R. Potts	—	$-	23,849	$987,985

Outstanding Equity Awards at December 31, 2025

The table below provides information regarding outstanding stock options, RSUs and PSUs held by the named executive officers at the end of 2025.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)
Gary E. Kramer	—	80,000	(1)	$20.55	3/28/2028	4,088	(2)	$148,026	27,560	(15)	$997,948
	—	—		—	—	13,428	(2)	$486,228	25,062	(16)	$907,495
	—	—		—	—	4,076	(4)	$147,592	21,815	(17)	$789,921
	—	—		—	—	3,416	(6)	$123,693	—		—
	—	—		—	—	28,312	(11)	$1,025,178	—		—
	—	—		—	—	16	(7)	$579	—		—
	—	—		—	—	2,177	(8)	$78,829	—		—
	—	—		—	—	34,431	(12)	$1,246,747	—		—
	—	—		—	—	91	(9)	$3,295	—		—
	—	—		—	—	1,665	(10)	$60,290	—		—
	—	—		—	—	36,887	(13)	$1,335,678	—		—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable(#)	Number of Securities Underlying Unexercised Options: Unexercisable(#)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(18)
Anthony J. Harris	—	12,500	(14)	$42.79	11/12/2030	456	(2)	$16,512	6,028	(15)	$218,274
	—	22,000	(14)	$44.34	11/12/2030	568	(3)	$20,567	5,274	(16)	$190,972
	—	—		—	—	4,352	(2)	$157,586	5,395	(17)	$195,335
	—	—		—	—	4,076	(4)	$147,592	—		—
	—	—		—	—	3,440	(6)	$124,562	—		—
	—	—		—	—	8,256	(11)	$298,950	—		—
	—	—		—	—	2,114	(8)	$76,548	—		—
	—	—		—	—	8,917	(12)	$322,885	—		—
	—	—		—	—	138	(9)	$4,997	—		—
	—	—		—	—	1,589	(10)	$57,538	—		—
	—	—		—	—	9,566	(13)	$346,385	—		—

Gerald R. Blotz	80,000	80,000	(1)	$20.55	3/28/2028	6,892	(2)	$249,559	7,166	(15)	$259,481
	—	—		—	—	10,428	(11)	$377,598	7,496	(16)	$271,430
	—	—		—	—	608	(8)	$22,016	7,218	(17)	$261,346
	—	—		—	—	10,297	(12)	$372,854	—		$-
	—	—		—	—	225	(9)	$8,147	—		$-
	—	—		—	—	511	(10)	$18,503	—		$-
	—	—		—	—	10,879	(13)	$393,929	—		$-

James R. Potts	—	—		—	—	428	(2)	$15,498	3,170	(15)	$114,786
	—	—		—	—	532	(3)	$19,264	2,824	(16)	$102,257
	—	—		—	—	3,696	(2)	$133,832	2,912	(17)	$105,444
	—	—		—	—	2,256	(4)	$81,690	—		—
	—	—		—	—	220	(5)	$7,966	—		—
	—	—		—	—	912	(6)	$33,024	—		—
	—	—		—	—	6,512	(11)	$235,800	—		—
	—	—		—	—	84	(7)	$3,042	—		—
	—	—		—	—	633	(8)	$22,921	—		—
	—	—		—	—	6,895	(12)	$249,668	—		—
	—	—		—	—	76	(9)	$2,752	—		—
	—	—		—	—	776	(10)	$28,099	—		—
	—	—		—	—	7,315	(13)	$264,876	—		—

(1) The unvested options vest 100% on March 28, 2026.

(2) The unvested RSUs vested in full on July 1, 2026.

(3) The unvested RSUs vest in full on January 1, 2027.

(4) The unvested RSUs vest in full on July 1, 2027.

(5) The unvested RSUs vest in full on January 1, 2028.

(6) The unvested RSUs vest in full on July 1, 2028.

(7) The unvested RSUs vest in full on January 1, 2029.

(8) The unvested RSUs vest in full on July 1, 2029.

(9) The unvested RSUs vest in full on January 1, 2030.

(10) The unvested RSUs vest in full on July 1, 2030.

(11) The unvested RSUs vest in two equal annual installments beginning on July 1, 2026.

(12) The unvested RSUs vest in three equal annual installments beginning on July 1, 2026.

(13) The unvested RSUs vest in four equal annual installments beginning on July 1, 2026.

(14) The unvested options vest 100% on November 12, 2028.

(15) Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income for the three years ended December 31, 2025. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of PSUs and will be payable no later than April 30, 2026. The actual shares earned are shown under “Compensation Discussion and Analysis” above.

(16) Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income before taxes for the three years ending December 31, 2026. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of PSUs and will be payable no later than April 30, 2027.

(17) Vesting of this award is contingent on meeting company-wide performance goals at the threshold level or above. The shares shown are issuable upon achievement at the threshold level. The performance goals are tied to target amounts of gross billings and net income before taxes for the three years ending December 31, 2027. The awards earned will range from 50% at the threshold level to 200% at the maximum level of the target number of PSUs and will be payable no later than April 30, 2028.

(18) Based on the $36.21 closing sale price per share of the Company's Common Stock on the last trading day of 2025.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that were issuable upon exercise of stock options, warrants, and rights outstanding under the Company's equity compensation plans and arrangements as of December 31, 2025. See "Grants of Plan-Based Awards for the Year Ended December 31, 2025" and "Outstanding Equity Awards at December 31, 2025" above and Note 9 of Notes to Consolidated Financial Statements in Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2025, for additional information.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights		B. Weighted-average exercise price of outstanding options, warrants, and rights	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders
Stock options	282,500	(1)	$22.87	592,654	(4)
Restricted stock units	632,980	(2)	—	—
Performance shares	251,304	(3)	—	—
Employee Stock Purchase Plan	—		—	993,278	(5)
Equity compensation plans or arrangements not approved by stockholders	—		—	—
Total	1,166,784			1,585,932

(1) Represents shares underlying stock options granted under the Company's 2003 Stock Incentive Plan, 2015 Stock Incentive Plan, and the 2020 Stock Plan.

(2) Represents unvested RSUs granted under the 2020 Stock Plan. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(3) Includes 87,848, 81,312, and 82,144 shares issuable under PSUs granted in 2023, 2024, and 2025, respectively, under the 2020 Stock Plan, assuming achievement of specified corporate performance goals at the target level. No exercise price is paid upon vesting and, thus, no exercise price is included in the table.

(4) Represents shares available for future awards under the 2020 Stock Plan that may be in the form of stock options, stock appreciation rights, restricted stock, RSUs, PSUs, or other stock-based awards.

(5) Represents shares subject to future issuance under the 2019 Employee Stock Purchase Plan. The purchase price for shares subject to subscriptions is not fixed until the purchase date and is equal to 85% of the closing sale price on the purchase date.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our employees and the annual total compensation of our CEO for 2025, our last completed fiscal year:

•
The annual total compensation of our CEO was $5,002,291.
•
The median of the annual total compensation of all of our employees other than our CEO (based on our median employee identified under the methodology described below) was $116,593.
•
The resulting ratio of our CEO's annual total compensation to the annual total compensation of our median employee is 43 to 1.

The pay ratio stated above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records. The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio stated above.

We completed the following steps to identify the median of the annual total compensation of our employees and to determine the annual total compensation of our median employee and CEO:

•
On December 31, 2025, the date we used to determine the employees to be included in our ratio calculation, our employee population consisted of approximately 896 individuals, including full-time, part-time and temporary employees (excluding temporary staffing employees) employed on that date.
•
The employee number excludes the employees of our professional employer services clients, as those clients determine the compensation of their employees. Similarly, the number excludes our temporary staffing employees who work at our customers' job sites, because the compensation paid to such employees is established by our customer's order.
•
To find the median of the annual total compensation of the individuals (other than our CEO) in our employee population as described above, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for the calendar year 2025. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2025, but who did not work for us the entire year. No full-time equivalent adjustments were made.
•
We identified our median employee using this compensation measure and methodology, which was consistently applied to all employees included in the calculation.
•
After identifying the median employee, we added together all of the elements of that employee’s compensation for calendar year 2025 in accordance with the requirements applicable to calculating annual total compensation for purposes of the Summary Compensation Table above.

For the annual total compensation of our CEO, we used the amount reported for our CEO in the "Total" column for 2025 in the Summary Compensation Table above.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation received by the persons serving as executive officers of the Company during 2025.

Name	Executive Contributions in 2025 (1)	Company Contributions in 2025	Aggregate Earnings in 2025 (2)	Aggregate Withdrawals/ Distributions in 2025	Aggregate Balance at 12/31/2025 (3)
Gary E. Kramer	$216,000	—	$380,122	$(377,290)	$1,638,509
Anthony J. Harris	$226,170	—	$247,339	$-	$1,651,289
Gerald R. Blotz	$91,289	—	$27,999	$(14,629)	$236,010
James R. Potts	$114,115	—	$88,510	$-	$607,217

(1) Amounts are also included, as applicable, in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table above.

(2) None of the amounts in this column are included in the Summary Compensation Table because the earnings under the NDCP were not preferential or above-market.

(3) Includes amounts previously reported in Summary Compensation Tables for prior years as follows: Mr. Kramer, $1,361,956; Mr. Harris, $1,118,347; Mr. Blotz, $185,981; and Mr. Potts, $428,880.

Upper management, including executive officers, are eligible to participate in the Barrett Business Services, Inc. Nonqualified Deferred Compensation Plan (the "NDCP"). Key features of the NDCP are as follows:

•
Deferrals. Participants may make an advance election to defer up to 90% of their annual base salary, 100% of annual cash performance and discretionary bonuses, and 100% of other compensation as permitted in the Company’s discretion.
•
Vesting. Participants are immediately vested in credits for their contributions and related earnings.
•
Form of Payment. Participants may make elections regarding distribution of their vested account balance in accordance with the terms and conditions set forth in the NDCP. The payment may be in a lump sum on a specified date at least five years following the end of the period in which the deferred amount was earned (an "in-service distribution") or on the first business day of the seventh month following separation from service. Alternatively, for in-service distributions or distributions following retirement at or after age 60 with at least 10 years of service, the distribution may be paid in up to 10 equal annual installments. A lump-sum distribution will be made 60 days following death or disability. Distributions are also permitted in the event of an unforeseeable emergency. Subsequent deferral elections with respect to deferred amounts are also permitted.
•
Earnings on Account Balances. Participants may allocate the amounts deferred into their accounts under the NDCP among 37 investment fund alternatives offered by the Company. Investment instructions may be submitted on any business day. Hypothetical gains and losses are credited to participant accounts based on their investment elections. The following table shows investment fund alternatives selected by participants during 2025 and annualized returns for each investment alternative for 2025:

Fund	Performance
American Funds 2030 Target Date Retirement Fund Class R-6	15.7%
American Funds 2035 Target Date Retirement Fund Class R-6	17.2%
American Funds 2045 Target Date Retirement Fund Class R-6	20.4%
American Funds 2050 Target Date Retirement Fund Class R-6	20.4%
American Funds American Balanced Fund Class R-6	18.9%
American Funds EUPAC Fund Class R-6	29.2%
AMG Yacktman Fund Class I	19.8%
Blackrock Mid-Cap Growth Equity Portfolio Institutional Shares	0.4%
BrandywineGLOBAL - Corporate Credit Fund Class IS	5.6%
DoubleLine Total Return Bond Fund Class I	8.0%
Edgewood Growth Fund Class Institutional	7.0%
Federated Hermes Institutional High Yield Bond Fund Institutional Shares	8.5%
Fidelity Growth Discovery Fund - Class K	15.2%
Hood River Small-Cap Growth Fund Class Institutional	23.8%
Invesco Gold & Special Minerals Fund Class R6	131.9%
iShares S&P 500 Index Fund Class K	17.8%
Nomura Small Cap Value Fund Class R6	8.1%
MFS New Discovery Value Fund Class R6	2.5%
MFS Value Fund Class R6	13.3%
PGIM Total Return Bond Fund - Class R6	7.8%
T. Rowe Price Large-Cap Growth Fund I Class	17.7%
Vanguard 500 Index Fund Admiral Shares	17.8%
Vanguard Developed Markets Index Fund Admiral Shares	35.2%
Vanguard Growth Index Fund Admiral Shares	19.4%
Vanguard International Growth Fund Admiral Shares	20.2%
Vanguard Mid-Cap Index Fund Admiral Shares	11.7%
Vanguard Mid-Cap Value Index Fund Admiral Shares	12.1%
Vanguard Mid-Cap Growth Index Fund Admiral Shares	10.7%
Vanguard Small-Cap Growth Index Fund Admiral Shares	8.4%
Vanguard Small Cap Value Index Fund Admiral Shares	9.1%
Vanguard Target Retirement 2020 Fund	12.2%
Vanguard Target Retirement 2030 Fund	16.2%
Vanguard Target Retirement 2040 Fund	18.8%
Vanguard Target Retirement 2050 Fund	21.4%
Vanguard Total Bond Market Index Fund Admiral Shares	7.2%
Vanguard Value Index Fund Admiral Shares	15.3%
Virtus Ceredex Mid-Cap Value Equity Fund Class R6	17.9%

The Company does not make cash matching contributions to participants’ accounts in the NDCP. However, as an incentive to participate in the NDCP and as a retention tool, the Committee approved the automatic award of RSUs under the 2020 Stock Plan each January 1 and July 1 to participants in the NDCP based on the fair market value of a share on the grant date, with a total dollar value equal to 35% of the amount deferred into the participant's account under the NDCP during the preceding six months. The grant date fair value of RSUs awarded to a single participant in connection with the NDCP is limited to $75,000 per year. The restriction period for RSUs awarded in connection with the NDCP will expire, and the RSUs will vest in full, on the fifth anniversary of the grant date, so long as the participant continues to be an employee of the Company on the vesting date. Vesting of the RSUs will be accelerated if the participant ceases to be an employee due to death or disability or in the event of a change in control of the Company. RSUs that do not vest on or before the expiration of the restriction period are forfeited. A total of 5,071 RSUs were granted to executive officers in connection with the NDCP during 2025. The grants are shown under "Outstanding Equity Awards at December 31, 2025" above.

Pay Versus Performance

	Summary Compensation Table Total for the		Average Summary Compensation Table Total for	Average Compensation	Value of Initial Fixed $100 Investment based on:
Year	Principal Executive Officer ("PEO") (1)	Compensation Actually Paid to the PEO (1)	Non-PEO Named Executive Officers ("NEO's") (2)	Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (in thousands) (4)	Gross Billings (in thousands) (5)
2025	$5,002,291	$3,827,038	$1,746,813	$1,277,818	$226	$122	$54,448	$9,042,132
2024	$4,317,412	$10,397,339	$1,675,520	$3,289,391	$269	$143	$52,993	$8,327,091
2023	$3,787,616	$6,150,744	$1,394,186	$2,025,153	$177	$120	$50,612	$7,716,152
2022	$4,217,404	$7,132,315	$1,568,301	$2,443,965	$141	$113	$47,268	$7,393,808
2021	$2,989,765	$4,055,270	$1,357,912	$1,631,691	$102	$151	$38,079	$6,569,986

(1) Mr. Kramer was the PEO for all five years presented in the table. A reconciliation of the Summary Compensation Table and Compensation Actually Paid totals for 2025 is as follows:

Current PEO SCT Total to CAP Reconciliation	2025
Total Compensation as reported in Summary Compensation Table	$5,002,291
Subtract grant date fair value of equity awards granted during 2025	$(2,524,723)
Add year-end fair value of equity awards granted in 2025 that are outstanding and unvested as of last day of 2025	$2,189,184
Add/subtract change in fair value from last day of prior year to last day of 2025 of any awards granted in prior years that are outstanding and unvested as of last day of 2025	$(519,605)
Add/subtract the amount of change in fair value from last day of prior year to the vesting date for awards granted in prior years that vested in 2025.	$(318,675)
Subtract the amount of fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during 2025.	$(1,434)
Compensation Actually Paid to PEO	$3,827,038

(2) Messrs. Harris, Blotz, and Potts were the Non-PEO NEOs for all five years presented in the table. A reconciliation of the Summary Compensation Table and Compensation Actually Paid totals for 2025 is as follows:

NEO Average SCT Total to CAP Reconciliation	2025
Total Compensation as reported in Summary Compensation Table	$1,746,813
Subtract grant date fair value of equity awards granted during 2025	$(649,817)
Add year-end fair value of equity awards granted in 2025 that are outstanding and unvested as of last day of 2025	$562,450
Add/subtract change in fair value from last day of prior year to last day of 2025 of any awards granted in prior years that are outstanding and unvested as of last day of 2025	$(324,478)
Add/subtract the amount of change in fair value from last day of prior year to the vesting date for awards granted in prior years that vested in 2025.	$(56,875)
Subtract the amount of fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during 2025.	$(275)
Compensation Actually Paid to non-PEO NEOs	$1,277,818

(3) Peer Group Total Shareholder Return is calculated based on the S&P 1500 Human Resource & Employment Services Index, a published industry index that is considered reflective of the Company's peers, for each respective year shown in the table, assuming an initial investment of $100 on December 31, 2020.

(4) Reflects after-tax net income prepared in accordance with GAAP for each of the years shown.

(5) Gross billings is the financial measure that, in the Company’s assessment, represents the most important performance measure used to link Company performance to compensation actually paid to our PEOs and other NEOs, as it is the primary metric used in understanding the volume of the Company's business and serves as an important performance metric in managing the Company's operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We calculate gross billings by including direct payroll costs that would otherwise be excluded from professional employer organization revenue because we are not the primary obligor for wage payments to our clients' employees.

Relationship between Compensation Actually Paid and Financial Performance Measures

Compensation Actually Paid ("CAP") to Mr. Kramer was higher in 2021-2024 compared to 2025. The decrease in Mr. Kramer’s compensation is primarily the result of the decrease in the Company’s stock price in 2025. The average NEO CAP was also higher in 2021-2024 compared to 2025, primarily due to the decrease in the Company’s stock price in 2025.

Total Shareholder Return increased from 2021 to 2024 primarily due to the increase in the Company’s stock price during this period. Total Shareholder Return decreased in 2025 primarily due to the decrease in the Company's stock price during this period. Net Income, Gross Billings, and total Worksite Employees also increased between 2021 and 2025. Each of these metrics is directionally aligned with the increases in CAP for both Mr. Kramer and the other NEOs, except in 2025 where the CAP for Mr. Kramer and the other NEOs decreased compared to the prior year. Total Shareholder Return increased from 2021 to 2025, compared to a decrease in Peer Group Total shareholder Return for the same period.

The following list presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and Non-PEO NEOs for 2025 to Company performance. The measures in the list are not ranked.

Gross Billings
Net Income Before Taxes
Gross Margin as a Percentage of Gross Billings
Net Income
Growth in Gross Billings
Worksite Employee Adds

Information Regarding Agreements with Executive Officers

Employment Agreements. On April 22, 2020, the Company entered into Employment Agreements with Messrs. Kramer, Harris, and Blotz, effective as of March 5, 2020. On August 14, 2020, the Company entered into an Employment Agreement with Mr. Potts, effective as of September 16, 2020. Each of the Employment Agreements has a term ending on July 1, 2026, with a one-year extension on July 1 of each year, unless either the Company or the executive gives notice to the other party of nonrenewal at least 90 days in advance.

During the term of each of the Employment Agreements, the executives will be entitled to salary, annual cash incentive compensation, health and other employee benefits, and stock-based awards as approved by the Committee under the Company’s executive compensation program. The general parameters of the current executive compensation program are described under "Compensation Discussion and Analysis" above.

If an executive’s employment is terminated by the Company other than for cause, disability or death, or by the executive for good reason, the Employment Agreements provide for payment of cash severance, as well as acceleration of equity compensation in certain circumstances. Payment of severance benefits is conditional on the delivery by the executive of a release of claims against the Company. The Employment Agreements also include noncompetition and nonsolicitation provisions that apply throughout an executive’s employment with the Company, as well as after termination of his employment, regardless of the reason, for a period of 18 months for Mr. Kramer and 12 months for Messrs. Harris, Blotz and Potts.

Summaries of the definitions of certain terms used in the Employment Agreements are as follows:

"Cause" means embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving the Company, its business operations or the performance of the executive’s duties, including refusal to comply with legal directives of the Board; a material breach of the executive’s fiduciary duties to the Company (unless remedied as provided in the agreement); a willful material breach of the confidentiality provisions of the agreement or a confidentiality policy of the Company; or an act or omission that materially injures the Company's reputation, business affairs, or financial condition if the injury reasonably could have been avoided by the executive, including conviction of a felony or crime involving dishonesty or moral turpitude.

"Good reason" generally means, in the absence of the executive’s written consent, a material reduction in the executive's authority, duties, or responsibilities or those of the person to whom the executive is required to report; a material decrease in the executive’s base compensation (with certain exceptions); a relocation or transfer of the executive’s principal place of employment by a distance of more than 50 miles; or a material breach of the Employment Agreement by the Company.

"Change in control" means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as defined in regulations promulgated under Section 409A of the Code, or in subsequent regulations or other guidance published by the Internal Revenue Service.

Potential Benefits in the Absence of a Change in Control. If the employment of our executive officers had been terminated on December 31, 2025, without cause or for good reason in the absence of a change in control, the executives would have been entitled to the payment of cash severance, as well as acceleration of the vesting of a specified number of RSUs, as shown in the table below. A description of benefits payable under the NDCP is included under "Nonqualified Deferred Compensation" above.

	Lump
	Sum Cash	Value of
	Severance	Accelerated
Name	Payment(1)	RSUs(2)	Total
Gary E. Kramer	$2,899,275	$2,844,531	$5,743,806
Anthony J. Harris	$918,000	$517,803	$1,435,803
Gerald R. Blotz	$1,044,000	$661,086	$1,705,086
James R. Potts	$702,000	$416,705	$1,118,705

(1) Equals the executive's annual base salary level at December 31, 2025, plus the target cash incentive bonus for 2025, for Messrs. Harris, Blotz and Potts, and 1.5 times that amount for Mr. Kramer, payable in a lump sum.

(2) Reflects the market value, based on the closing sale price of the Common Stock on Nasdaq on December 31, 2025, $36.21 per share, of the number of unvested RSUs held by the executive that were scheduled to vest on or before the one-year anniversary of December 31, 2025, for Messrs. Harris, Blotz and Potts, and 1.5 times that number of RSUs for Mr. Kramer. The Employment Agreements provide that the specified number of RSUs will be accelerated and deemed fully vested as of the date of the executive’s termination of employment without cause or for good reason in the absence of a change in control. See "Outstanding Equity Awards at December 31, 2025" above for additional information.

Potential Benefits upon a Change in Control. If an executive officer’s employment is terminated during a period beginning 3 months before and ending 24 months after a change in control, the executive would be entitled to a lump sum cash payment equal to 3 times the sum of annual base salary plus target cash incentive bonus, generally within 30 days after the later of the change in control or the termination. Under the award agreements in place under the 2015 and 2020 Stock Plans, all outstanding stock options and RSUs held by the executives will also become exercisable or vested in full following a change in control of the Company, whether or not the executive’s employment is terminated. If payment of these benefits would result in an "excess parachute payment" as defined in Code Section 280G, such payments will be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999. A description of benefits payable under the NDCP is included under "Nonqualified Deferred Compensation" above.

The following table shows potential payouts under the Employment Agreements with our executive officers as of December 31, 2025, assuming that employment was terminated on that date, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that such termination occurred during a period beginning 3 months before and ending 24 months after a change in control. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2025, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment was also terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and RSUs(2)	Total(3)
Gary E. Kramer	$5,798,550	$5,908,935	$11,707,485
Anthony J. Harris	$2,754,000	$1,574,121	$4,328,121
Gerald R. Blotz	$3,132,000	$2,695,406	$5,827,406
James R. Potts	$2,106,000	$1,098,430	$3,204,430

(1) Equal to three times the sum of the executive's annual base salary level at December 31, 2025, and the target cash incentive bonus for 2025.

(2) Reflects the market value of unvested RSUs plus the difference (the "spread") between the closing sale price of the Common Stock on the last trading day of 2025, $36.21 per share, and the per share exercise price for unvested options. See "Outstanding Equity Awards at December 31, 2025" above for additional information.

(3) The amounts shown are subject to reduction to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G.

Payments upon Death or Termination for Disability. The Company has entered into Death Benefit Agreements with Messrs. Kramer, Blotz, Harris, and Potts. Under each Death Benefit Agreement currently in place, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death. At December 31, 2025, the death benefit would have been $2,000,000 for Mr. Kramer and $1,000,000 for each of Messrs. Harris, Blotz, and Potts.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officer's death or termination of employment due to disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2025, is shown in the table above. A description of benefits payable under the NDCP is included under "Nonqualified Deferred Compensation" above.

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

Under the charter of the Audit Committee, the committee must determine whether to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed as a related person transaction in the Company's proxy statement. Under the Company's Code of Business Conduct, directors must disclose any personal interest in any proposed transaction with the Company to the Audit Committee. Directors may not participate in any decision by the Board where there is a conflict between their personal interests and the Company's interests. In reviewing a proposed transaction with a related person, the Audit Committee will consider whether the transaction is fair to and in the interests of the Company and its stockholders.

Indemnification of Directors and Officers

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacity. Our charter also permits us to indemnify any employee or agent of the Company. Under Maryland law, we are permitted to advance the reasonable expenses of a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our directors who is not also an employee. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

MATTERS RELATING TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP ("Deloitte") was the Company's independent registered public accounting firm with respect to its audited financial statements for the years ended December 31, 2024 and 2025. The Company expects representatives of Deloitte to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

Deloitte billed the following fees for professional services rendered to the Company in fiscal 2024 and 2025.

	2024	2025
Audit Fees(1)	$2,008,560	$1,917,860
Audit-Related Fees(2)	$2,060	$-

(1) Consists of fees for professional services for the audit of the Company’s and its subsidiaries’ annual financial statements for the years shown and for review of financial statements included in the Company’s quarterly reports on Form 10-Q. It also consists of fees for SOC-1 report services.

(2) Consists of fees for U.S. GAAP accounting research tools.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company's independent registered public accounting firm (the "independent auditors"), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company's Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC's rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members, provided that a full report of any pre-approval decision is given to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

Audit Committee Report

In discharging its responsibilities, the Audit Committee and its individual members met with the Company's management and its independent auditors, Deloitte & Touche LLP, to review the audit process and the Company's accounting functions and to review and discuss the Company's audited financial statements for the year ended December 31, 2025. In addition, the Audit Committee discussed various matters with Deloitte related to the Company's consolidated financial statements and matters required to be discussed under the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the "PCAOB"), as well as the Company's internal control over financial reporting. The Audit Committee has also received written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025.

Submitted by the Audit and Compliance Committee of the Board of Directors:

Thomas B. Cusick, Chair

Thomas J. Carley

Mark S. Finn
Anthony Meeker

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2026. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company's charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Deloitte, the Audit Committee will reconsider its selection.

If a quorum is present, the selection of Deloitte as the Company's independent auditors will be ratified upon receipt of the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Deloitte as the Company's independent registered public accounting firm for 2026.

OTHER MATTERS

Management knows of no matters to be brought before the Annual Meeting other than the election of directors, approval of the Second Amended and Restated 2020 Stock Incentive Plan to increase the maximum number of shares of the Company’s common stock for which awards may be granted under the plan, the advisory vote to approve our executive compensation, and ratification of the selection of independent auditors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholder communications sent by regular mail to our principal executive offices at 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662, to the attention of the Board (or to individual directors or committees), will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board's (or such other intended recipient's) responsibilities or are otherwise inappropriate or frivolous.

SUBMISSION OF DIRECTOR NOMINATIONS AND PROPOSALS FOR THE 2027 ANNUAL MEETING

Rule 14a-8 under the Exchange Act permits stockholders to submit certain types of stockholder proposals for inclusion in a proxy statement relating to an annual meeting. Failure to submit a proposal that complies with all of the requirements of Rule 14a-8 may result in its exclusion from the proxy statement. If a stockholder wishes to submit a proposal for inclusion in our proxy statement for our 2027 Annual Meeting, it must be received no later than the close of business (5:00 p.m. Pacific Time) on December 22, 2026. The proposal should be accompanied by the required proof of ownership of our stock and be addressed in care of our Secretary to our principal executive offices at 8100 NE Parkway Drive, Suite 200, Vancouver, Washington 98662.

The Company has adopted proxy access, which permits a stockholder (or group of no more than 20 stockholders) who has owned 3% or more of the Company’s outstanding stock continuously for a minimum of three years to nominate up to two individuals for election as directors and have the nominee(s) included in the Company’s proxy materials, but only if the stockholder (or group) and nominee satisfy the requirements set forth in Section 1.12 of the Company’s Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2027 proxy statement must satisfy the requirements specified in our Bylaws, including providing the required notice of proxy access nomination to our Secretary. With regard to the 2027 Annual Meeting, the notice must be received no earlier than the close of business on December 24, 2026, and no later than the close of business on January 23, 2027. The notice must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock. If the 2027 Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2026 Annual Meeting, a stockholder seeking to nominate a candidate pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination not later than (i) the 90th day prior to the date of the 2027 Annual Meeting or (ii) the 10th day after public announcement of the 2027 Annual Meeting date, whichever is later.

In addition, under our Bylaws, a stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2027 Annual Meeting (other than proposals submitted in compliance with Rule 14a-8) pursuant to Section 1.11 of our Bylaws, must give notice to our Secretary no earlier than December 24, 2026, and no later than January 23, 2027. The notice must include the information specified in Section 1.11, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. However, if the Company holds the 2027 Annual Meeting more than 30 days before, or more than 30 days after, the anniversary of the date of the 2026 Annual Meeting, then the information must be received not later than (i) the 90th day prior to the 2027 Annual Meeting date or (ii) the 10th day after public announcement of the 2027 Annual Meeting date, whichever is later. We will not entertain any proposals or nominations at an annual meeting that do not meet the requirements set forth in the Company’s Bylaws or in Rule 14a-8.

April 20, 2026	BARRETT BUSINESS SERVICES, INC.

APPENDIX A

BARRETT BUSINESS SERVICES, INC.

SECOND AMENDED AND RESTATED

2020 STOCK INCENTIVE PLAN

Effective _____________, 2026

i

ii

iii

BARRETT BUSINESS SERVICES, INC.

SECOND AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Establishment. Barrett Business Services, Inc. ("Corporation"), hereby establishes the Barrett Business Services, Inc., Second Amended and Restated 2020 Stock Incentive Plan (the "Plan"), effective on the Effective Date. Under the First Amended and Restated 2020 Stock Plan, the number of shares of Common Stock available for awards was increased from 1,500,000 to 2,900,000. The Second Amended and Restated 2020 Stock Incentive Plan increases the number of shares of Common Stock available for awards to 4,100,000.

1.2 Purpose. The purpose of the Plan is to promote and advance the interests of Corporation and its stockholders by enabling Corporation to attract, retain, and reward key employees, directors, and outside consultants of Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees, directors, and consultants and Corporation's stockholders. The Plan is designed to serve these purposes by offering stock options and other equity‑based incentive awards, thereby providing a proprietary interest in pursuing the long‑term growth, profitability, and financial success of Corporation.

1.3 Prior Plans. The Plan is separate from the Barrett Business Services, Inc., 2015 Stock Incentive Plan (the "2015 Plan"). The adoption of the Plan will neither affect nor be affected by the continued existence of the 2015 Plan, except that after May 27, 2020, no further Awards may be granted under the 2015 Plan. The Plan is also separate from the Barrett Business Services, Inc., 2009 Stock Incentive Plan, which was previously superseded by the 2015 Plan.

ARTICLE 2

DEFINITIONS

2.1 Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

"Award" means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, or Performance Share Awards pursuant to the Plan.

"Award Agreement" means an agreement as described in Section 6.4 of the Plan.

"Board" means the Board of Directors of Corporation.

"Change in Control" means a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Corporation, as defined in Treasury Regulation § 1.409A‑3(i)(5) or in subsequent regulations or other guidance issued by the Internal Revenue Service. For purposes of illustration, a Change in Control generally occurs on the date that:

(a) Any one person, or more than one person acting as a group, acquires ownership of the Corporation's stock that, together with stock already held by the person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Corporation's stock;

(b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition), ownership of Corporation stock that constitutes 30 percent or more of the total voting power of the Corporation's stock;

(c) A majority of members of the Board is replaced during any 12‑month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election; or

(d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12‑month period ending on the date of the most recent acquisition), assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the Corporation's assets immediately before the acquisition.

"Change in Control Date" means the first date following the Grant Date on which a Change in Control has actually occurred.

"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

"Committee" means the committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan.

"Common Stock" means the $.01 par value common stock of Corporation.

"Consultant" means any consultant or adviser to Corporation or a Subsidiary selected by the Committee, who is not an employee of Corporation or a Subsidiary.

"Continuing Restriction" means a Restriction contained in Sections 6.5(d), 6.5(g), 6.5(j), 13.1, 13.5, 13.6, 13.8, and 13.9 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

"Continuous Service" means (a) for employees of Corporation or a Subsidiary, the absence of any interruption or termination of service as an employee and (b) for Non-Employee Board Directors and Non-Employee Subsidiary Directors, the absence of any interruption, removal, termination, or other cessation of service as a Non-Employee Board Director or Non-Employee Subsidiary Director. An employee's Continuous Service is not considered interrupted in the case of a leave of absence or other time away from work during which Continuous Service is not considered interrupted in accordance with Corporation's policies.

"Corporation" means Barrett Business Services, Inc., a Maryland corporation, or any successor corporation.

"Disability" means the condition of being permanently "disabled" within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. However, the Committee may change the foregoing definition of "Disability" or may adopt a different definition for purposes of specific Awards.

"Effective Date" The Effective Date of the Plan is stated on the cover page of the Plan; the Effective Date of the plan prior to its first amendment and restatement was May 27, 2020. The Effective Date of the First Amended and Restated 2020 Stock Plan was June 5, 2023.

"Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute. Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, will be construed to refer to successor provisions to such section or rule.

"Fair Market Value" means, on any given day, the fair market value per share of the Common Stock determined as follows:

(a) If the Common Stock is traded on an established securities exchange, the closing sale price per share of Common Stock as reported for such day by the principal exchange on which the Common Stock is traded (as determined by the Committee) or, if the Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

(b) If trading activity in Common Stock is reported on the OTC Bulletin Board, the mean between the bid price and asked price quotes for such day as reported on the OTC Bulletin Board or, if there are no such quotes for Common Stock for such day, on the next preceding day for which bid and asked price quotes for Common Stock were reported on the OTC Bulletin Board; or

(c) If there is no market for Common Stock or if trading activities for Common Stock are not reported in one of the manners described above, the Fair Market Value will be as determined by the Committee, including valuation by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date that is no more than 12 months before the date of the transaction for which the appraisal is used (e.g., the Grant Date of an Award) or such other reasonable valuation method acceptable under Treasury Regulation Section 1.409A-1(b)(5)(iv).

"Grant Date" means the date of grant of an Award.

"Incentive Stock Option" or "ISO" means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an "incentive stock option" within the meaning of Section 422 of the Code.

"Non-Employee Board Director" means a member of the Board who is not an employee of Corporation or any Subsidiary.

"Non-Employee Subsidiary Director" means a member of the board of directors of a Subsidiary who is neither an employee of Corporation or a Subsidiary nor a member of the Board.

"Nonqualified Option" or "NQO" means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

"Option" means an ISO or an NQO.

"Participant" means an employee of Corporation or a Subsidiary, a Consultant, a Non‑Employee Board Director, or a Non‑Employee Subsidiary Director who is granted an Award under the Plan.

"Performance Goals" means goals approved by the Committee pursuant to Section 6.6 of the Plan.

"Performance Period" means a period of time over which performance is measured.

"Performance Share" means a Share or Share unit having a value equal to a Share that is the unit of measure by which is expressed the value of a Performance Share Award as determined under Article 10 of the Plan.

"Performance Share Award" means an Award granted under Article 10 of the Plan.

"Plan" shall mean this Barrett Business Services, Inc., Second Amended and Restated 2020 Stock Incentive Plan, as amended from time to time.

"Reporting Person" means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

"Restricted Award" means a Restricted Share or a Restricted Stock Unit granted pursuant to Article 9 of the Plan.

"Restricted Share" means an Award described in Section 9.1(a) of the Plan.

"Restricted Stock Unit" or "RSU" means an Award of units representing Shares described in Section 9.1(b) of the Plan.

"Restriction" means a provision in the Plan or in an Award Agreement that limits the exercisability or transferability, or governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

"Restriction Period" means a designated period pursuant to the provisions of Section 9.3 of the Plan.

"Share" means a share of Common Stock.

"Stock Appreciation Right" or "SAR" means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 8 of the Plan.

"Subsidiary" means a "subsidiary corporation" of Corporation, within the meaning of Section 424 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

"Termination for Cause" means termination for conduct involving:

(a) embezzlement, willful misconduct, gross negligence, dishonesty, or other fraudulent acts involving Corporation or its business operations or in the performance of Participant's duties, including but not limited to Participant's refusal to comply with legal directives of Participant’s supervisor, an executive officer of Corporation, or the Board;

(b) a material breach of Participant's fiduciary duties to Corporation if the breach has not been remedied or is not being remedied to Corporation's reasonable satisfaction within 30 days after written notice, including a detailed description of the breach, has been delivered to Participant;

(c) willful material breach of any confidentiality obligation of Participant pursuant to a separate agreement with, or confidentiality policy of, Corporation; or

(d) an act or omission that materially injures Corporation's reputation, business affairs, or financial condition, if that injury reasonably could have been avoided by Participant, including but not limited to conviction or a plea of nolo contendere of a felony or crime involving dishonesty or moral turpitude.

Notwithstanding the foregoing, if a Participant is subject to a different definition of termination for cause in an employment or severance or similar agreement with Corporation, such other definition shall control.

"Vest," "Vesting," or "Vested" means:

(a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c) In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2 Number. Except where otherwise indicated by the context, the definition of any term in Section 2.1 in the singular also includes the plural, and vice versa.

ARTICLE 3

ADMINISTRATION

3.1 General. The Plan will be administered by a Committee composed as described in Section 3.2.

3.2 Composition of the Committee. The Committee will be appointed by the Board and will consist of not less than a sufficient number of Non‑Employee Board Directors who meet the independence requirements set forth under the corporate governance standards or listing rules of the established securities exchange or quotation system, if any, on which the Common Stock is traded for members of a committee charged with overseeing the compensation of officers as defined in Rule 16a‑1 under the Exchange Act and who satisfy the definition of "Non-Employee Director" set forth in Rule 16b‑3 under the Exchange Act. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, will be filled by the Board. In the event that the Committee ceases to satisfy the requirements of Rule 16b‑3, the Board will reconstitute the Committee as necessary to satisfy such requirements.

3.3 Authority of the Committee. The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

a.
Construe and interpret the Plan and any Award Agreement;
b.
Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;
c.
Select the employees, Non‑Employee Board Directors, Non‑Employee Subsidiary Directors, and Consultants who will be granted Awards;
d.
Determine the number and types of Awards to be granted to each such Participant;
e.
Determine the number of Shares, or Share equivalents, to be subject to each Award;
f.
Determine the Fair Market Value of Shares if no public trading market exists for such Shares;
g.
Determine the option exercise price, purchase price, base price, or similar feature for any Award;
h.
Accelerate Vesting of Awards and waive any Restrictions;
i.
Determine whether the requirement of Continuous Service has been met by a Participant; and
j.
Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, will be final, conclusive, and binding on all Participants.

3.4 Action by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all of the members of the Committee, will be the valid acts of the Committee.

3.5 Delegation. Notwithstanding the foregoing, the Board may delegate to a committee with a single member who is a director (and may also be an executive officer) of Corporation, the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons.

3.6 Liability of Committee Members. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

3.7 Costs of Plan. The costs and expenses of administering the Plan will be borne by Corporation.

ARTICLE 4

DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

4.1 Duration of the Plan. The Plan is effective as of the Effective Date. Unless terminated by the Board on an earlier date, the Plan will terminate on May 27, 2030. Termination of the Plan will not affect outstanding Awards.

4.2 Shares Subject to the Plan. The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. Subject to adjustment pursuant to Article 11, the maximum number of Shares for which Awards may be granted under the Plan is 4,100,000, of which the maximum aggregate number of Shares for which ISOs may be granted under the Plan is 1,500,000. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is exchanged for other Awards, is otherwise forfeited or terminated, or is payable or settled solely in cash, all Shares covered by such Awards will be added back into the number of Shares available for future Awards under the Plan. Notwithstanding the foregoing, in no event will any of the following Shares again become available for other Awards: (a) Shares tendered or withheld in respect of taxes, (b) Shares tendered or withheld to pay the exercise price of Options, (c) Shares repurchased by the Corporation from the Participant with the proceeds from the exercise of Options, and (d) Shares underlying any exercised SARs. Shares issued in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Corporation shall not reduce the number of Shares available for issuance under the Plan.

4.3 Reservation of Shares. Corporation, during the term of the Plan and any outstanding Awards, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

ARTICLE 5

ELIGIBILITY

Officers and other key employees of Corporation and its Subsidiaries (including employees who may also be directors of Corporation or a Subsidiary), Consultants, Non‑Employee Board Directors, and Non-Employee Subsidiary Directors who, in the Committee's judgment, are or will be contributors to the long‑term success of Corporation, are eligible to receive Awards under the Plan.

ARTICLE 6

AWARDS

6.1 Types of Awards. The types of Awards that may be granted under the Plan are:

a.
Options governed by Article 7 of the Plan;
b.
Stock Appreciation Rights governed by Article 8 of the Plan;
c.
Restricted Awards governed by Article 9 of the Plan; and
d.
Performance Share Awards governed by Article 10 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

6.2 General. Subject to the limitations of the Plan, the Committee may cause Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option exercise prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. A Participant may receive more than one Award and more than one type of Award under the Plan.

6.3 Nonuniform Determinations. The Committee's determinations under the Plan or under one or more Award Agreements, including, without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

6.4 Award Agreements. Each Award will be evidenced by a written agreement (an "Award Agreement") between Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

6.5 Provisions Governing All Awards. All Awards are subject to the following provisions:

a.
Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award will automatically cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.
b.
Rights as Stockholders. No Participant will have any rights of a stockholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant, including the right to receive cash dividends or dividend equivalents.
c.
Employment Rights. Neither the adoption of the Plan nor the granting of any Award confers on any person the right to continued employment with Corporation or any Subsidiary or the right to remain as a director of or a Consultant to Corporation or any Subsidiary, as the case may be, nor does it interfere in any way with the right of Corporation or a Subsidiary to terminate such person's employment or to remove such person as a Consultant or as a director at any time for any reason, or for no reason, with or without cause.
d.
Restriction on Transfer. No Award (other than Restricted Shares after they Vest) will be transferable other than by will or the laws of descent and distribution and each Award will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant's guardian or legal representative. Notwithstanding the foregoing, any Award may be surrendered to the Corporation pursuant to Section 6.5(g).
e.
Termination of Continuous Service. The terms and conditions under which an Award may be exercised, if at all, after a Participant's termination of Continuous Service will be determined by the Committee and specified in the applicable Award Agreement.
f.
Change in Control. The Committee, in its discretion, may provide in any Award Agreement that:
i.
In the event of a Change in Control, all or a specified portion of the Award (to the extent then outstanding) will become immediately Vested in full to the extent not previously Vested. Any such acceleration of Award Vesting must comply with applicable statutory and regulatory requirements. A Participant will be entitled to decline the accelerated Vesting of all or any portion of his or her Award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and
ii.
In the event the Board approves a proposal for: (1) a merger, exchange or consolidation transaction in which Corporation is not the resulting or surviving corporation (or in which Corporation is the resulting or surviving corporation but becomes a subsidiary of another corporation); (2) the transfer of all or substantially all the assets of Corporation; (3) a sale of 50 percent or more of the combined voting power of Corporation's voting securities; or (4) the dissolution or liquidation of Corporation (each, a "Transaction"), the Committee will notify Participants in writing of the proposed Transaction (the "Proposal Notice") at least 30 days prior to the effective date of the proposed Transaction. The Committee may, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:
A.
The Committee may provide that outstanding Awards will be converted into or replaced by Awards of a similar type in the stock of the surviving or acquiring corporation in the Transaction. The amount and type of securities subject to and the exercise price (if applicable) of the replacement or converted Awards will be determined by the Committee based on the exchange ratio, if any, used in determining shares of the surviving corporation to be issued to holders of Shares of Corporation. If there is no exchange ratio in the Transaction, the Committee will, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as the Committee deems relevant. Such replacement or converted Awards will continue to Vest over the period (and at the same rate) as the Awards which the replacement or converted Awards replaced, unless determined otherwise by the Committee;
B.
The Committee may provide a 30-day period prior to the consummation of the Transaction during which all outstanding Awards will tentatively become fully Vested, and upon consummation of such Transaction, all outstanding and unexercised Awards will immediately terminate. If the Committee elects to provide such 30-day period for the exercise of Awards, the Proposal Notice must so state. Participants, by written notice to Corporation, may exercise their Awards and, in so exercising the Awards, may condition such exercise upon, and provide that such exercise will become effective immediately prior to, the consummation of the Transaction, in which event Participants need not make payment for any Common Stock to be purchased upon exercise of an Award until five days after written notice by Corporation to the Participants that the Transaction has been consummated (the "Transaction Notice"). If the Transaction is consummated, each Award, to the extent not previously exercised prior to the consummation of the Transaction, will terminate and cease being exercisable as of the effective date of such consummation. If the Transaction is abandoned, (1) all outstanding Awards not exercised will continue to be Vested and exercisable, to the extent such Awards were Vested and exercisable prior to the date of the Proposal Notice, and (2) to the extent that any Awards not exercised prior to such abandonment have become Vested and exercisable solely by operation of this Section 6.5(f)(ii), such Vesting and exercisability will be deemed annulled, and the Vesting and exercisability provisions otherwise in effect will be reinstituted, as of the date of such abandonment; or
C.
The Committee may provide that outstanding Awards that are not fully Vested will become fully Vested subject to Corporation's right to pay each Participant a cash amount (determined by the Committee and based on the amount, if any, being received by Corporation's stockholders in the Transaction) in exchange for cancellation of the applicable Award.

Unless the Committee specifically provides otherwise in the Change in Control provision for a specific Award Agreement, Awards will become Vested as of a Change in Control Date only if, or to the extent, such acceleration in the Vesting of the Awards does not result in an "excess parachute payment" within the meaning of Section 280G(b) of the Code. The Committee, in its discretion, may include Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

g.
Payment of Purchase Price and Withholding. The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay (x) the purchase or option exercise price, if any, for the Shares or other property issuable pursuant to the Award, or (y) the Participant's federal, state, or local tax withholding obligations with respect to such issuance (which in no event may exceed the amount calculated based on the maximum individual tax rates in the jurisdiction applicable to the Participant), in whole or in part, by one or more of the following methods; provided, however, that the availability of any one or more methods of payment may be suspended from time to time if the Committee determines that the use of such payment method would result in adverse financial accounting treatment for the Corporation or a violation of laws or regulations applicable to the Corporation:
i.
By delivering cash or a check;
ii.
By delivering previously owned Shares (excluding Restricted Shares that have not Vested);
iii.
By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award (other than Awards of ISOs);
iv.
In the event Shares are publicly traded, by delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee (subject to the provisions of any applicable statute or rule), to sell Shares subject to the Award and to deliver all or a part of the sale proceeds to Corporation; or
v.
In any combination of the foregoing or in any other form approved by the Committee.

Shares withheld or surrendered as described above will be valued based on their Fair Market Value on the date of the transaction. Any Shares withheld or surrendered with respect to a Reporting Person will be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

h.
Minimum Vesting Period. No Award may Vest in whole or in part before the one-year anniversary of the Grant Date; provided that the Committee may grant Awards without regard to the foregoing minimum Vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the Plan pursuant to Section 4.2; and provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for acceleration of Vesting of any Award pursuant to Section 3.3(h), including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award or otherwise.

i.
Service Periods. At the time of granting an Award, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.
j.
Clawback/Recovery. All compensation pursuant to Awards granted under the Plan will be subject to recoupment as required (i) by the Sarbanes-Oxley Act of 2002 or other applicable law or (ii) by any clawback policy that the Corporation is required or the Board determines to adopt, including under the listing standards, if any, of any national securities exchange or association on which the Corporation's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the Committee may impose such other clawback, recovery, or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate in its sole discretion, including without limitation in the event the Participant accepts employment with a competitor of the Corporation or otherwise competes with the Corporation. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for "good reason" or "constructive termination" (or similar term) under any agreement with the Corporation or a Subsidiary.

6.6 Performance Goals. In the event an Award is intended to be performance-based, the Committee will establish Performance Goals for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals may be based on (a) performance criteria for the Corporation, a Subsidiary, an operating group, or a branch, (b) a Participant's individual performance, or (c) a combination of both. Performance Goals may include objective and subjective criteria. During any Performance Period, the Committee may adjust the Performance Goals for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine in its sole discretion. Prior to the payment of any Award intended to be performance-based, the Committee must certify, which certification shall be documented in writing, that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied.

6.7 Maximum Awards to Non-Employee Board Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan plus all other cash compensation paid by the Corporation to any Non-Employee Board Director in any calendar year shall not exceed a total of $400,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or any successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

ARTICLE 7
OPTIONS

7.1 Types of Options. Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQO. In the event the Code is amended to provide for tax favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options. ISOs may not be awarded unless the Plan is approved by stockholders within 12 months of adoption of the Plan.

7.2 General. All Options will be subject to the terms and conditions set forth in Article 6 and this Article 7 and Award Agreements governing Options may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

7.3 Option Price. Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which may not be less than 100 percent of the Fair Market Value of a Share on the Grant Date for all Options.

7.4 Option Term. The Award Agreement for each Option will specify the term of each Option as determined by the Committee; provided, however, that the term may not exceed 10 years from the Grant Date of such Option.

7.5 Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

a.
The time or times when the Option becomes Vest and exercisable and whether the Option becomes Vested in full or in graduated amounts based on: (i) Continuous Service over a period specified in the Award Agreement, (ii) satisfaction of Performance Goals or other criteria specified in the Award Agreement, or (iii) a combination of Continuous Service and satisfaction of Performance Goals or other criteria;
b.
Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

c.
The extent, if any, to which the Option will remain exercisable after termination of the Participant's Continuous Service.

7.6 Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted, including but not limited to the following requirements:

a.
Limited to Employees. ISOs may be granted only to employees of Corporation or a Subsidiary;
b.
Ten Percent Stockholders. In the case of any ISO granted to a Participant who, as of the Grant Date, possesses more than 10 percent of the total combined voting power of all classes of stock of Corporation or any parent or Subsidiary of Corporation, the option exercise price may not be less than 110 percent of the Fair Market Value of a Share on the Grant Date and the ISO may not remain exercisable after the expiration of five years from its Grant Date; and
c.
$100,000 Annual Limitation. In the event that Options intended to be ISOs are granted to a Participant in excess of the $100,000 annual limitation set forth in Code Section 422(d)(1), the Options will be bifurcated so that the Options will be ISOs to the maximum extent allowable under that limitation and will be NQOs as to any excess over that limitation.

7.7 Restricted Shares. In the discretion of the Committee, the Shares issuable upon exercise of an Option may have restrictions similar to Restricted Awards if so provided in the Award Agreement for the Option.

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1 General. Stock Appreciation Rights are subject to the terms and conditions set forth in Article 6 and this Article 8 and Award Agreements governing Stock Appreciation Rights may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

8.2 Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the Grant Date of the SAR, multiplied by the number of Shares with respect to which the SAR is being exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and may be the Fair Market Value of a Share on the Grant Date of the SAR or such other higher price as the Committee determines. The base price may not be less than the Fair Market Value of a Share on the Grant Date of the SAR.

8.3 Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that a SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions.

8.4 Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares, in other property, or in any combination of the foregoing, or any other form as the Committee may determine.

ARTICLE 9
RESTRICTED AWARDS

9.1 Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Stock Units.

a.
Restricted Shares. An Award of Restricted Shares is an Award of Shares subject to such terms and conditions as the Committee deems appropriate, including, without limitation, a requirement that the Participant forfeit such Restricted Shares back to the Corporation upon termination of the Participant's Continuous Service for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Shares. Each Participant receiving Restricted Shares will be issued a stock certificate (or other evidence of ownership on the books of the Corporation or the Corporation's duly authorized transfer agent) in respect of such Shares, registered in the name of such Participant, and will execute and deliver to the Corporation a stock power in blank with respect to the Shares evidenced by such certificate, if any.

b.
Restricted Stock Units. An Award of Restricted Stock Units is an Award of RSUs (with each RSU having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such RSUs upon termination of Participant's Continuous Service for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such RSUs. The Committee will set the terms and conditions of the Award Agreement so that the Award of RSUs will comply with or be exempt from Code Section 409A.

9.2 General. Restricted Awards are subject to the terms and conditions of Article 6 and this Article 9 and Award Agreements governing Restricted Awards may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

9.3 Restriction Period. Award Agreements for Restricted Awards will provide that the Shares subject to Restricted Awards may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant's Continuous Service must not be terminated, subject to relief for reasons specified in the Award Agreement, for a period commencing on the Grant Date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the "Restriction Period"). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant will be entitled to settlement of the Restricted Award or portion thereof, as the case may be.

9.4 Forfeiture. If a Participant's Continuous Service is terminated during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death or Disability), the Award Agreement may require that all non‑Vested Restricted Shares or RSUs previously granted to the Participant be forfeited and, with respect to Restricted Shares, returned to Corporation.

9.5 Settlement of Restricted Awards.

a.
Restricted Shares. Upon Vesting of an Award of Restricted Shares, the restrictive stock legend on certificates, if any, for such Shares noting applicable Restrictions will be removed, the Participant's stock power, if any, will be returned, any stop transfer instructions in the records of the Corporation or its transfer agent will be removed, and the Shares will no longer be Restricted Shares.
b.
Restricted Stock Units. Upon Vesting of an Award of RSUs, a Participant is entitled to receive payment in an amount equal to the aggregate Fair Market Value of the Shares covered by such RSUs at the expiration of the applicable Restriction Period. Payment in settlement of RSUs will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Restricted Shares, or in unrestricted Shares equal to the number of RSUs, or in any other manner or combination as the Award Agreement approved by the Committee, in its sole discretion, provides. A Participant shall be paid with respect to the Participant's RSUs no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A, unless the Award Agreement includes terms that comply with Section 409A.

9.6 Rights as a Stockholder. Until the Restrictions have lapsed with respect to Restricted Shares, a Participant will have voting rights as to such Restricted Shares, but cash dividends or dividend equivalents will not be paid or accrued with respect to such Restricted Shares. Stock dividends issued with respect to non-Vested Shares granted under a Restricted Award will be treated as additional Shares covered by the Restricted Award and will be subject to the same Restrictions. A Participant will have no rights as a stockholder with respect to an Award of RSUs until Shares are issued to the Participant in settlement of the Award.

ARTICLE 10
PERFORMANCE SHARE AWARDS

10.1 General. Performance Share Awards are subject to the terms and conditions set forth in Article 6 and this Article 10 and Award Agreements governing Performance Share Awards may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

10.2 Nature of Performance Shares. Each Performance Share shall represent the right of a Participant to receive an actual Share or Share unit having a value equal to one Share.

10.3 Performance Period. At the time of each Performance Share Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Share Award in existence with respect to a given Participant at any one time, and Performance Periods may differ.

10.4 Performance Measures. Performance Shares shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals established in accordance with Section 6.6.

10.5 Payment.

10.5.1 Following the end of the Performance Period, a Participant holding a Performance Share Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Shares, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

10.5.2 Payment of Performance Shares shall be made in cash or Shares, as designated by the Committee in the Award Agreement. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee. A Participant shall be paid with respect to the Participant's Performance Shares no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A, unless the Award Agreement includes terms that comply with Section 409A.

ARTICLE 11
ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

11.1 Plan Does Not Restrict Corporation. The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the stockholders of Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in Corporation's capital structure or its business, any merger or consolidation of Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Corporation's capital stock or the rights thereof, the dissolution or liquidation of Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

11.2 Mandatory Adjustment. In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of Corporation's securities without the receipt of consideration by Corporation, of or on the Common Stock, the Committee shall make proportionate adjustments or substitution to the aggregate number and type of Shares for which Awards may be granted under the Plan, the maximum number and type of Shares which may be sold or awarded to any Participant, the number and type of Shares covered by each outstanding Award, and the base price, exercise price, or purchase price per Share in respect of outstanding Awards.

11.3 Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock not described in Section 13.2 above, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price, exercise price, or purchase price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of, any outstanding Awards in the event of a spin‑off or other distribution (other than normal cash dividends), of Corporation assets to stockholders.

ARTICLE 12
AMENDMENT AND TERMINATION

12.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan; provided that the Plan will terminate 10 years after the Effective Date, if not terminated by the Board on an earlier date. No amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is required to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine whether such amendment will be contingent on stockholder approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

12.2 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A or to bring the Plan or Awards granted under it into compliance therewith.

12.3 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Corporation requests the consent of the Participant and (b) the Participant consents in writing. However, an amendment of the Plan that results in a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the vested Award or, in the case of an Option, the difference between the Fair Market Value and the exercise price for all Shares subject to the Option, shall not be an impairment of the Participant's rights that requires consent of the Participant.

12.4 Amendment of Awards. Subject to Section 12.5, the Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under the Participant’s Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent (provided, however, a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the Vested Award or, in the case of Vested Options, the difference between the Fair Market Value of the Shares subject to an Option and the exercise price, shall not constitute an impairment of the Participant's rights that requires consent).

12.5 No Repricings or Underwater Buyouts. Except for adjustments made pursuant to Article 13, without the prior approval of the Corporation's stockholders, no Option or SAR granted under the Plan may:

12.5.1 be amended to decrease the exercise price (in the case of an Option) or base price (in the case of a SAR),

12.5.2 be cancelled in exchange for the grant of any new Option or SAR with a lower exercise or base price or any other new Award, or

12.5.3 otherwise be subject to any action that would be treated under accounting rules or otherwise as a "repricing" of such Option or SAR (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option or SAR).

ARTICLE 13
MISCELLANEOUS

13.1 Tax Withholding. Corporation has the right, prior to and as a condition to settlement of any Award under the Plan, including the delivery or Vesting of Shares or Awards, to require the Participant to remit to the Corporation an amount sufficient to satisfy any federal, state, or local taxes of any kind required by law to be withheld with respect to such settlement or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan has the obligation to make arrangements satisfactory to Corporation for the satisfaction of any such tax withholding obligations. Corporation will not be required to make any such payment or distribution under the Plan unless such obligations are satisfied.

13.2 Unfunded Plan. The Plan will be unfunded and Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

13.3 Payments to Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

13.4 Fractional Shares. No fractional Shares will be issued or delivered under the Plan or any Option and Options granted under the Plan will not be exercisable with respect to fractional Shares. In lieu of such fractional Shares, the Corporation will pay an amount in cash equal to the same fraction using the Fair Market Value of a Share of Common Stock.

13.5 Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate (or other evidence of ownership) in settlement thereof. In the event a Participant's Continuous Service is terminated due to Termination for Cause, any Award which is revocable will be annulled as of the date of such Termination for Cause.

13.6 Engaging in Competition with Corporation. Any Award Agreement may provide that, if a Participant's Continuous Service is terminated voluntarily and within a period of time (as specified in the Award Agreement) after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require such Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is six months prior to the date that such Participant's Continuous Service is terminated.

13.7 Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan are not to be deemed a part of a Participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Corporation or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Subsidiary plans, arrangements, or programs. The Plan notwithstanding, Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with Corporation and its Subsidiaries.

13.8 Securities Law Restrictions. No Shares may be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for, or other evidence of ownership of, Shares delivered under the Plan may be subject to such stop‑transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or registered securities association upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.9 Continuing Restriction Agreement. Each Participant will, if requested by Corporation and as a condition to issuance of Shares under the Plan upon an Award or exercise of an Award granted under the Plan that results in the issuance of Shares, become a party to and be bound by a stock restriction or other agreement with Corporation containing restrictions on transfer of Shares, including, without limitation, a right of first refusal for the benefit of Corporation, a market stand-off provision, or such other terms as Corporation may reasonably require.

13.10 Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Maryland, without regard to principles of conflicts of laws.

As approved by the stockholders of Barrett Business Services, Inc., on , 2026.

BARRETT BUSINESS SERVICES, INC. 8100 NE PARKWAY DRIVE, SUITE 200 VANCOUVER, WASHINGTON 98662 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BBSI2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V88148-P45763 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V88147-P45763 BARRETT BUSINESS SERVICES, INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain 1a. Thomas J. Carley 1b. Joseph S. Clabby 1c. Thomas B. Cusick 1d. Mark S. Finn 1e. Gary E. Kramer 1f. Anthony Meeker 1g. Carla A. Moradi 1h. Alexandra Morehouse 1i. Vincent P. Price For Against Abstain 2. Approval of the Barrett Business Services, Inc. Second Amended and Restated 2020 Stock Incentive Plan. 3. Advisory vote to approve the compensation of our named executive officers. 4. Ratification of selection of Deloitte and Touche LLP as our independent registered public accounting firm for 2026. NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no directions are indicated, the proxies will vote FOR all of the nominees listed on Proposal 1 and FOR proposals 2, 3 and 4. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. BARRETT BUSINESS SERVICES, INC. Annual Meeting of Stockholders Monday, June 1, 2026 1:00 p.m. Pacific Time This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Gary E. Kramer and Joseph S. Clabby, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BARRETT BUSINESS SERVICES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific Time, on Monday, June 1, 2026, virtually at www.virtualshareholdermeeting.com/BBSI2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side